Exhibit 10.68
AMENDED AND RESTATED OPERATING AGREEMENT
OF
COASTAL CAROLINA HEART, LLC
A North Carolina Limited Liability Company
Effective as of the 1st day of July, 2007

TABLE OF CONTENTS
TO THE
AMENDED AND RESTATED OPERATING AGREEMENT
OF
COASTAL CAROLINA HEART, LLC
A North Carolina Limited Liability Company

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AMENDED AND RESTATED OPERATING AGREEMENT
OF
COASTAL CAROLINA HEART, LLC
A North Carolina Limited Liability Company
     THESE SECURITIES ARE BEING ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND THE NORTH CAROLINA SECURITIES ACT IN RELIANCE UPON THE REPRESENTATION OF EACH PURCHASER OF THE SECURITIES THAT THE SAME ARE BEING ACQUIRED FOR INVESTMENT PURPOSES. THESE SECURITIES MAY ACCORDINGLY NOT BE RESOLD OR OTHERWISE TRANSFERRED OR CONVEYED IN THE ABSENCE OF REGISTRATION OF THE SAME PURSUANT TO THE APPLICABLE SECURITIES LAWS UNLESS AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS FIRST OBTAINED THAT SUCH REGISTRATION IS NOT THEN NECESSARY. ANY TRANSFER CONTRARY HERETO SHALL BE VOID.
     THIS AMENDED AND RESTATED OPERATING AGREEMENT (the “Agreement”) of Coastal Carolina Heart, LLC (the “Company”), a North Carolina Limited Liability Company is made and entered into by and among Persons whose names, addresses and taxpayer identification numbers are listed on the Information Exhibit (Exhibit A).
RECITALS
     A. The Company was formed by MedCath Diagnostics, LLC, now known as MedCath Partners, LLC (“MedCath”), and the Investor Members on June 15, 2001 to develop, own, and operate a facility (the “Facility”) located in Wilmington, North Carolina where the services of an outpatient cardiac catheterization laboratory is providing cardiac catheterization procedures on an outpatient basis. The Company now intends to manage the inpatient and outpatient diagnostic and interventional cardiac catheterization and electrophysiology laboratories (the “Cath Labs”) at New Hanover Regional Medical Center, a general acute care hospital located in Wilmington, North Carolina (the “Hospital”) as well as to continue to own and operate the Facility.
     B. It is intended that the management services that will be provided by the Company hereafter will enhance the Hospital’s clinical capabilities within the Cath Labs and bring a higher level of care to the Wilmington, North Carolina region through the provision of efficient, quality cardiac services.
     C. The Hospital now wishes to become a Member of the Company. The Capital Contributions and involvement of all of the Members are necessary to enable the Company to achieve its objectives.

     D. The Members now wish to amend and restate the original operating agreement of the Company to reflect this intended purpose as well as to reflect the Membership Interest of the Hospital in the Company.
ARTICLE I
DEFINITIONS
     Unless otherwise indicated, capitalized words and phrases in this Agreement shall have the meanings set forth in the attached Glossary of Terms (Exhibit B).
ARTICLE II
FORMATION AND AGREEMENT OF LIMITED LIABILITY COMPANY
     SECTION 2.1 Company Formation; Effective Date.
     The Company was formed upon the filing of the Articles of Organization with the North Carolina Secretary of State in accordance with the provisions of the Act on June 15, 2001. This Agreement shall be effective as of the date that this Agreement has been executed by the Required Members of the Company as set forth in Section 11.2 (the “Effective Date”). Upon the Effective Date, the Persons listed on the attached Information Exhibit shall be admitted to the Company as Members, all without the necessity of any further act or instrument and without causing the dissolution of the Company.
     SECTION 2.2 Name of Company.
     The name of the Company is Coastal Carolina Heart, LLC.
     SECTION 2.3 Purposes and Business Objectives.
     Subject to and as supplemented by the provisions of this Section, the principal purposes and business objectives of the Company are as follows:
     (a) To continue to own and operate the Facility to provide cardiovascular services and peripheral vascular services using the services of one or more cardiac catheterization laboratories provided by MedCath and to manage a mobile cardiac catheterization laboratory route within the Territory using the services of one or more cardiac catheterization laboratories provided by MedCath;
     (b) To lease or acquire real property, and if appropriate to construct a suitable building, in which the Facility shall be located, and the personal property, the equipment and other personalty to be utilized in the operation of the Facility;
     (c) To enhance, manage, oversee and administer the Cath Labs;

     (d) To establish and arrange for the operation of a mobile route to provide cardiac catheterization services to hospitals and other locations approved by the Board of Directors; and
     (e) To exercise all other powers necessary to or reasonably connected with the Company’s business (as determined by the Board of Directors) which may by legally exercised by limited liability companies under the Act and permitted by North Carolina law.
     The Members expressly agree and acknowledge that the Company is intended to provide and assist with the provision of healthcare services to the surrounding community as a whole and to promote the health of a broad cross-section of that community, including through the provision of an appropriate level of charity care consistent with the overall mission of the Hospital. In that regard, the Company shall be operated and managed in a manner that will not cause the Hospital to act contrary to its tax-exempt purpose or in a manner that is likely to adversely affect its tax-exempt status under Section 501(c)(3) of the Code, or generate income for the Hospital which is subject to federal taxation. The duty of the Company to operate in a manner that furthers the charitable purposes of the Hospital as described above overrides any duty of the Company to operate for the financial benefit of the Members. Whenever this Agreement refers to the tax-exempt status of the Hospital, or the tax-exempt nature of any income generated by the Company and allocated to the Hospital, the parties shall construe this Agreement to refer to tax-exemption under Section 501(c)(3) of the Code and to the lack of applicability of the unrelated business income tax to any income allocated to the Hospital. Any references to tax-exempt status or the tax-exempt nature of any income shall apply equally to the Hospital or any tax-exempt Affiliate of the Hospital which is a transferee of the Hospital’s Membership Interest.
     SECTION 2.4 Registered Agent and Office; Principal Place of Business.
     The registered agent and registered office of the Company shall be as indicated in the Articles of Organization as amended from time to time. The principal place of business of the Company shall be at such location in the greater Wilmington, North Carolina area as selected by the Board of Directors from time to time. The Board of Directors shall promptly notify the Members of any changes in the Company’s registered agent, registered office, or principal place of business.
     SECTION 2.5 Commencement and Term.
     The Company commenced on the filing of the Articles of Organization with the Office of the Secretary of State of North Carolina on June 15, 2001, and shall continue until December 31, 2021, unless sooner terminated or dissolved as provided herein; provided, however, that the termination date may be extended for up to an additional forty (40) years in five (5) year increments upon the consent of the Required Members.

ARTICLE III
MEMBERS AND CAPITAL CONTRIBUTIONS
     SECTION 3.1 Capital Contributions of Members.
     (a) MedCath and the Investor Members made initial Capital Contributions set forth below to the Company on such dates as are reflected in the records of the Company. Based upon the $9,416,000 value of their Membership Interests (the “Current Value of Original Interests”) and Hospital’s additional Capital Contribution to the Company in connection with its admission as a Member of the Company, at $43,000,000, the Members upon the Effective Date, hold the Percentage Membership Interests set forth below:
     (i) MedCath shall hold a 9.2% Membership Interest;
     (ii) Investor Members shall hold a 8.8% Membership Interest, Members; and
     (iii) The Hospital shall hold an 82.0 % Membership Interest.
     (b) As of the Effective Date, the Membership Interests and Capital Account balance of MedCath, the Investor Members and the Hospital are set forth in the Information Exhibit assuming all such Capital Contributions have been made.
     SECTION 3.2 Liability of Members — For Capital.
     The liability of each Member for capital shall be limited to the amount of his, her or its agreed Capital Contribution as a Member as provided in Section 3.1 and Section 3.5, except that the Members may be liable to the Company for amounts distributed to them as a return of capital as provided by the Act. The Members shall not be required to contribute any additional capital to the Company except as provided in Section 3.5.
     SECTION 3.3 Maintenance of Capital Accounts; Withdrawals of Capital; Withdrawals from the Company.
     An individual Capital Account shall be maintained for each Member in accordance with the requirements of the Code and the Regulations promulgated thereunder. No Member shall be entitled to withdraw or to make demand for withdrawal of any part of its Capital Account or to receive any distribution except as provided herein. Except as otherwise provided in this Agreement, each Member shall look solely to the assets of the Company for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Company. No Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations, except as provided in this Agreement.

     Except as otherwise provided in Article VIII, a Member may not withdraw from the Company without the written consent of the Required Members. In no case shall a Member have the right to have its Membership Interest redeemed by the Company unless approved by the Required Members.
     SECTION 3.4 Interest on Capital Contributions or Capital Accounts.
     No interest shall be paid to any Member based solely on its Capital Contributions or Capital Account. The preceding sentence shall not prevent the Company from earning interest on its bank accounts and investments and distributing such earnings to the Member in accordance with Articles VI and VII.
     SECTION 3.5 Additional Funding.
     If, from time to time, the Board of Directors reasonably determines (which determination shall not be unreasonably withheld or delayed) that funds in addition to that contemplated by Section 3.1 are necessary or appropriate for the business of the Company, including but not limited to the operation or management of the Facility or the Cath Labs, then:
     (a) First, the Board of Directors shall use commercially reasonable efforts to borrow such funds from a bank or other lender on terms and conditions reasonably acceptable to the Board of Directors. All loans obtained hereunder shall be subject to the approval of the Board of Directors, which approval shall not be unreasonably withheld or delayed;
     (b) Second, if loans as provided in (a) above are not reasonably available, the Board of Directors may through written notice require that the Members contribute additional capital to the Company pro rata according to their respective Membership Interests. Notwithstanding the foregoing, a Member’s maximum obligation for such additional Capital Contributions shall be limited to an additional amount equal to the following:
     (i) Investor Members (pro rata, based on the proportion that each individual Investor Member’s membership interest bears to the percentage membership interests held by Investor Members in the aggregate) – $92,400 from all Investors Members in the aggregate;
     (ii) MedCath       -$96,600; and
     (iii) Hospital       -$861,000.
     Notwithstanding the foregoing, Hospital shall not be required to contribute additional capital to the extent such capital is to be used solely to improve, modernize or expand the Facility and such capital requirements shall be met solely by contributions from the Investor Members and MedCath up to the limits in this subsection (b) and from amounts made as optional capital contributions by any Member pursuant to the following subsection (c).
     (c) Third, if additional funds are thereafter needed by the Company, the Board of Directors shall request additional Capital Contributions from the Members and each Member may elect whether or not to contribute its pro rata portion of such additional capital requirements as optional Capital Contributions. The other Members may elect to contribute optional Capital Contributions not contributed by any Member hereunder. Thereafter, the Board of Directors shall reasonably adjust the percentage Membership Interest of each Member (based on the aggregate of all Capital Contributions made by all of the Members in accordance with this Agreement) in the event any Member elected not to make optional Capital Contributions pursuant to this Section 3.5(c); and
     (d) Fourth, if adequate funds have not been obtained or raised in accordance with (a) through (c) above (including, without limitation, taking into consideration funds made available by Members for amounts which are in excess of their obligations hereunder), then the Board of Directors may elect to dissolve the Company provided, however, if any Members or any of their Affiliates (i) have any outstanding loans to the Company or are committed to provide such loans or (ii) are providing a guaranty or are committed to provide a guaranty for any indebtedness of the Company, then only those Members alone upon unanimous approval of such Members, upon at least fifteen (15) days prior written notice to the other Members, shall be entitled to so dissolve the Company due to the Company not having sufficient funds to meet its financial obligations or liabilities as they come due.
     SECTION 3.6 Enforcement of Commitments.
     In the event any Member (a “Delinquent Member”) fails to make a mandatory Capital Contribution as provided in Section 3.1 or Section 3.5(b) or an optional Capital Contribution as agreed to in writing by the Delinquent Member under Section 3.5(c) (the “Commitment”), the Board of Directors shall give the Delinquent Member a notice of the failure to meet the Commitment. If the Delinquent Member fails to perform the Commitment (including any costs associated with the failure to meet the Commitment and interest on such obligation at the Default Rate) within ten (10) business days of the giving of notice, the Board of Directors may take such action necessary to enforce the Commitment, including but not limited to enforcing the Commitment in a court of appropriate jurisdiction in the state in which the principal office of the Company is located or the state of the Delinquent Member’s address as then reflected in the Agreement. Each Member expressly agrees to the jurisdiction of such courts but only for the enforcement of Commitments. The other Members may elect to contribute additional amounts equal to any amount of the Commitment not contributed by such Delinquent Member. The contributing Member shall be entitled at its election to treat the amounts contributed pursuant to this Section either as a Capital Contribution or as a loan from the contributing Member bearing interest at the Default Rate secured by the Delinquent Member’s Membership Interest in the Company. If the contributing Member elects to contribute such amount as a Capital Contribution, the percentage Membership Interests of the Members shall be adjusted proportionately as determined by the Board of Directors based on amounts actually contributed.

Until the contributing Member is fully repaid for such loan made as a result of the default by the Delinquent Member and only if the contributing Member agrees to accept repayment of such amount, the contributing Member shall be entitled to all distributions to which the Delinquent Member would have been entitled had such Commitment been fulfilled thereby. Notwithstanding the foregoing, no Commitment or other obligation to make an additional Capital Contribution may be enforced by a creditor of the Company unless the Delinquent Member expressly consents to such enforcement or to the assignment of the obligation to such creditor. Notwithstanding anything herein to the contrary, (i) if the Delinquent Member is a Director, if a Director is a direct or indirect owner of a Delinquent Member or if a Director is appointed by a Delinquent Member (each, a “Conflicted Director”), then the Directors who are not Conflicted Directors may take all actions contemplated by this Section 3.6 without the consent or participation of the Conflicted Directors; and (ii) no Delinquent Member may participate in any vote or other action in which Members are entitled to participate hereunder.
     SECTION 3.7 Member Documentation.
     If at any time any Investor Member is an Entity, such Investor Member that is an Entity shall have delivered to MedCath as manager of the Company copies of all documents, instruments and agreements related to the formation, ownership and governance of the Investor Member that is an Entity (the “Investor Documents”). None of the Investor Documents will be altered or amended without the consent of MedCath, which consent shall not be unreasonably withheld following review of the Investor Documents by MedCath for the purpose of ensuring (a) that the Company’s ownership is in compliance with applicable law and (b) that the Investor Documents include terms that will enable the Company to enforce the obligations of this Agreement against the applicable Investor Member that is an Entity. If MedCath has not provided the Investor Member that is an Entity with MedCath’s written objections to a proposed alteration or amendment to Investor Documents within thirty (30) days of the receipt by MedCath of such proposed alteration or amendment, then such alteration or amendment shall be deemed to have been consented to by MedCath. Contemporaneously with such Investor Member’s admission as a Member of the Company: (i) the Investor Member shall execute appropriate documentation under which, among other things, it agrees to be bound by the terms and conditions of this Agreement; and (ii) the Owners shall each execute appropriate documentation under which, among other things, those individuals agree to be personally bound by the terms and conditions of Article III, and Sections 5.10, 8.1, 8.6, 8.7, 12.11 and 12.13 hereof.
     SECTION 3.8 Reserved Powers of Members.
     The following are actions which can be taken only by the Members and shall require the consent of the Required Members, either by vote thereof at a meeting of the Members or by written consent of the Required Members:
     (a) Amendments to the Article of Organization of the Company or this Agreement, except as specifically permitted in Section 11.1;

     (b) Approval and authorization of disproportionate distributions or allocations of profits, losses or assets of the Company, except as specifically permitted elsewhere in this Agreement; and
     (c)Extension of the term of the Company.
     SECTION 3.9 Appointment of Board of Directors.
     (a) The initial Board of Directors shall consist of five (5) Directors who shall be appointed as follows:
     (i) MedCath shall appoint one (1) Director;
     (ii) Hospital shall appoint three (3) Directors; and
     (iii) The Investor Members shall appoint one (1) Director, which Director shall be appointed or removed either (i) by a vote of a majority of the percentage Membership Interests of the Investor Members at a meeting held pursuant to Section 10.1(b); or (ii) by written consent of a majority of the percentage Membership Interests of the Investor Members.
     (b) A Director shall serve on the Board of Directors until removed by the Member or group of Members appointing such Director. A Member or group of Members shall have the right, with or without cause, to remove, substitute or replace any Director which it or they appointed.
     SECTION 3.10 Involvement of Investor Members and/or Owners.
     The nature of the management services that Company intends to provide to the Hospital contemplates the integral involvement of the Investor Members in the performance of the services, and as such the involvement of Investor Members in the functions required of them is a condition of each Investor Member’s continued ownership in the Company. All Investor Members and Physician Owners agree that they must be active Medical Staff Members in good standing at the Hospital and possess education and training that enables them to perform the required physician involvement activities. Further, the Investor Members and Physician Owners hereby agree to perform such functions and responsibilities as are reasonably assigned to them by the Board of Directors taking into consideration the needs and requirements of the Hospital which may include, but are not limited to, Investor Member and Physician Owner participation in:
     (a) One or more task force(s) to establish and implement procedures for performance improvement, utilization management, and peer review for the Cath Labs and the Facility which shall in all events be performed under the performance improvement and peer review function of the Hospital;

     (b) The evaluation of clinical competencies and performance evaluation processes for patient care personnel performing services in the Cath Labs and the Facility;
     (c) The evaluation of the impact of new and emerging technologies and making recommendations for both new and existing technology to be offered in the Cath Labs and the Facility;
     (d) The development of clinical protocols, policies and procedures to be implemented in the Cath Labs and the Facility and the performance of periodic review and evaluation of the same to make recommendations for necessary revisions; and
     (e) The evaluation of supply utilization in the Cath Labs and the Facility.
     The Board of Directors shall delegate to MedCath and MedCath hereby accepts the task of implementing an appropriate system to monitor and document each Investor Member’s compliance with the involvement requirements determined by the Board of Directors and revised from time to time, including assignment of Investor Members to specific functions.
ARTICLE IV
NAMES AND ADDRESSES OF MEMBERS
     The names and addresses of the Members are as indicated on the Information Exhibit attached hereto as Exhibit A, which may be amended by the Board of Directors from time to time in accordance with the provisions of this Agreement.
ARTICLE V
MANAGEMENT OF THE COMPANY
     SECTION 5.1 General Authority and Powers of MedCath and the Board of Directors; Delegation of MedCath.
     (a) Except as set forth in those provisions of this Agreement that specifically require the vote, consent, approval or ratification of the Members and subject to (b) and (c) below, the Board of Directors shall have complete authority and exclusive control over the management of the business and affairs of the Company. Subject to the terms and conditions of this Agreement and except as otherwise provided herein, all Material Agreements and Material Decisions and other decisions required to be made by the Board of Directors under the terms of this Agreement shall be approved or made in accordance with Sections 5.9 and 5.15 hereof. Subject to the terms and conditions of this Agreement including Section 3.8 and except as otherwise provided herein, the Board of Directors shall make decisions concerning the following:

     (i) All Material Agreements and Material Decisions with respect to the business affairs of the Company;
     (ii) Annual capital and operating budgets for the Company;
     (iii) Any change in the criteria and/or schedule for the Cash Distributions made to the Members as set forth in Section 6.1;
     (iv) Admission of new Members pursuant to Article VIII except as expressly permitted by this Agreement;
     (v) Repurchase of Membership Interests pursuant to Section 8.6; and
     (vi) The determination of whether the Company will engage any physician to serve as Medical Director for the Company and the duties and associated compensation to be paid to any such Medical Directors; provided, however, that in all events the terms of such agreements shall comply with applicable law and the compensation paid shall be documented as representing fair market value for the services rendered.
     No Member has the actual or apparent authority to cause the Company to become bound in any contract, agreement or obligation, and no Member shall take any action purporting to be on behalf of the Company. No Director shall cause the Company to become bound to any contract, agreement or obligation, and no Director shall take any other action on behalf of the Company, unless such matter has received the vote, consent, approval or ratification as required pursuant to this Agreement with respect to such matter or except as provided below with respect to the authority and actions of MedCath;
     (b) Subject to the terms of this Agreement, the day-to-day management of the business and affairs of the Company shall be the responsibility of MedCath, which management shall be subject to decisions, guidelines and policies made or established by the Board of Directors hereunder, provided, however, that decisions relating to the medical and clinical practice of the Cath Labs shall be made exclusively by the qualified medical personnel of the Hospital under the direction of a member of the Hospital’s medical staff; and
     (c) Notwithstanding any provision herein to the contrary, the Board of Directors shall (i) not cause the Company to engage in any activities or take any action which is inconsistent with the tax-exempt status of the Hospital, and (ii) cause the Company to conduct its activities and transactions so that the charitable purposes of the Hospital referenced in Section 2.3 take precedence over any profit-making motives. All Members are aware of the limitations on the activities of the Company under this Section and agree that the decision of the Board of Directors to forego an action or activity which would be inconsistent with the tax-exempt status of the Hospital or to take or forego an action or activity in a manner so that the charitable purposes in Section 2.3 take precedence over any profit-making motives shall not be a breach of the duty of loyalty or any other duty of the Directors to the Company or its Members. The Company hereby adopts and agrees to operate in accordance with the charity care policy attached hereto as Exhibit C and incorporated herein by reference, which has been proposed by Hospital (the “Charity Policy”). Notwithstanding any other provision of this Operating Agreement to the contrary, in the event of any dispute over the initiation or approval of actions (including decisions regarding the Company’s Charity Policy and decisions to provide care to indigent patients without the expectation of payment and the provision in any budget for such care) which are necessary or appropriate to further the charitable purposes described in Section 2.3 which is not agreed to by the Board of Directors as a whole shall only require the approval of the Directors appointed by the Hospital. If after submission to the Board of Directors, the Board does not reach agreement in any amendments to the Company’s Charity Policy, then the Directors appointed by the Hospital shall have the sole authority to amend the Company’s Charity Policy from time to time.
     SECTION 5.2 Restrictions on Authority of the Board of Directors and MedCath.
     The Board of Directors (and any of its delegates, including MedCath) shall not do any of the following:
     (a) Act in contravention of this Agreement;
     (b) Act in any manner which would make it impossible to carry on the express business purposes of the Company;
     (c) Commingle the Company funds with those of any other Person except that the Board of Directors shall permit MedCath to manage the Company funds as a part of the cash management program of MedCath’s affiliate, MedCath Incorporated;
     (d) Alter the primary purposes of the Company as set forth in Section 2.3;
     (e) Possess any property or assign the rights of the Company in specific property for other than a Company purpose;
     (f) Employ, or permit the employment of, the funds or assets of the Company in any manner except for the exclusive benefit of the Company;
     (g) Make any payments of any type, directly or indirectly, to anyone for the referral of patients to the Cath Labs or Facility in order to use the Cath Labs or the Facility or to provide other services;
     (h) Sell all or substantially all of the assets of the Company or merge the Company with or into any other Entity without the approval of the Required Members; or
     (i)Extend the term of this Agreement.

     SECTION 5.3 Duties of the Board of Directors.
     The Board of Directors shall do the following:
     (a) Diligently and faithfully devote such of its time to the business of the Company as may be necessary to properly conduct the affairs of the Company, however, the individual Directors shall not be required to devote their full time to such duties;
     (b) Use its best efforts to cause the Company to comply with such conditions as may be required from time to time to permit the Company to be classified for federal income tax purposes as a partnership and not as an association taxable as a corporation;
     (c) File and publish all certificates, statements, or other instruments required by law for the formation and operation of the Company as a limited liability company in all appropriate jurisdictions;
     (d) Use its commercially reasonable best efforts to cause the Company to obtain and keep in force during the term of the Company fire and extended coverage and public liability and professional liability, and E & O insurance (including coverage for the Directors) with such issuers and in such amounts as the Board of Directors shall deem advisable, but in amounts not less (and deductible amounts not greater) than those customarily maintained by businesses comparable to the Company’s; and
     (e) Have a fiduciary duty to conduct the affairs of the Company in the best interests of the Company, including the safekeeping and use of all funds and assets, whether or not in its immediate possession and control, and it shall not employ or permit others besides the Board of Directors to employ such funds or assets in any manner except for the benefit of the Company.
     SECTION 5.4 Delegation by the Board of Directors and MedCath.
     Subject to restrictions otherwise provided herein, the Board of Directors or MedCath may at any time employ any other Person, including Persons and Entities employed by, affiliated with, or related to any Director or any Member to perform services for the Company and its business, and may delegate all or part of their authority or control to any such other Persons, provided that such employment or delegation shall not relieve the Board of Directors or MedCath of their respective responsibilities and obligations under this Agreement or under the laws of the State of North Carolina nor will it make any such Person a Member of the Company.
     SECTION 5.5 Right to Rely Upon the Authority of MedCath.
     Persons dealing with the Company may rely upon the representation of MedCath that MedCath is the manager of the Company and that MedCath has the authority to make any commitment or undertaking on behalf of the Company to the extent permitted hereunder. No Person dealing with MedCath shall be required to determine its authority to make any such commitment or undertaking. In addition, no purchaser from the Company shall be required to determine the sole and exclusive authority of MedCath to sign and deliver on behalf of the Company any instruments of transfer with respect thereto or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith, unless such purchaser shall have received written notice from the Company affecting the same.
     SECTION 5.6 Company Expenses.
     (a) For management services provided to the Company, the Company shall pay to MedCath, beginning upon the Commencement Date as defined in Section 4.01 of the Management and Service Agreement, an annual management fee equal to Seven Hundred Fifty Thousand Dollars ($750,000) for those services provided by MedCath as further described on Exhibit D attached hereto. The fee shall be payable in monthly installments of Sixty Two Thousand Five Hundred Dollars ($62,500) on or before the fifteenth (15th) day following the end of each month and fees for any partial month shall be pro-rated;
     (b) The Company shall also pay the following expenses of the Company:
     (i) all expenses incurred by MedCath or its Affiliate in connection with necessary corporate filings for the Company with the North Carolina Secretary of State, related taxes, and registration and filing fees, and expenses incurred after the Effective Date related to the amendment of this Agreement;
     (ii) the actual costs to MedCath or its Affiliates of goods, services, and materials used for and by the Company (not to exceed the acquisition cost of such goods, services and materials) for those services not included in Exhibit D (costs not exclusively incurred for the benefit of the Company shall be pro-rated according to the relative benefit received by the Company);
     (iii) the recruitment, salary and related expenses of employees and staff of the Company;
     (iv) all costs of borrowed money, taxes, and assessments on the Company, and other taxes applicable to the Company; expenses in connection with the acquisition, maintenance, leasing, refinancing, operation, and disposition of the Equipment, furniture and fixtures of the Cath Labs;
     (v) all reasonable travel and other out-of-pocket expenses incurred by MedCath in the development and management of the Company and its business to the extent consistent with any budget approved in the manner set forth in this Agreement or consistent with policies established by the Board of Directors. The reimbursement for expenses and payment of fees to MedCath provided for in this Section shall be made to MedCath or its Affiliates regardless of whether any distributions are made to the Members under Article VI and Article VII; and
     (vi) all fees and expenses paid to third parties for accounting, legal, documentation, professional, and reporting services to the Company (to the extent such fees and expenses are not for services MedCath is obligated to provide pursuant to Exhibit D), which may include, but are not limited to: preparation and documentation of Company audits; preparation and documentation of Company state and federal income tax returns; and taxes incurred in connection with the issuance, distribution, transfer, registration, and recordation of documents evidencing ownership of a Membership Interest in the Company or in connection with the business of the Company; expenses in connection with preparing and mailing reports required to be furnished to the Members for tax reporting or other purposes, including reports, if any, that may be required to be filed with any federal or state regulatory agencies, or expenses associated with furnishing reports to Members which the Board of Directors deems to be in the best interest of the Company; expenses of revising, amending, converting, modifying, or terminating the Company or this Agreement; costs incurred in connection with any litigation in which the Company is involved as well as any examination, investigation, or other proceedings conducted by any regulatory agency involving the Company; allocable costs of any computer equipment or services used for or by the Company; and the costs of preparing and disseminating informational material and documentation relating to a potential sale, refinancing, or other disposition of the Equipment.
     (c) Guarantee and Financing Fee. In the event that, at the Company’s request, any Member of the Company, its Affiliates or MedCath Incorporated either (x) provide a guarantee of any indebtedness of the Company which is acceptable to and required by the Company’s lenders or (y) provide loans to the Company (“Financing Members”) and such guarantees or loans are not provided on a pro rata basis by all other Members of the Company (the “NonFinancing Members”), then the Financing Members shall be paid an annual guarantee and financing fee equal to (a) the amount of such indebtedness which is guaranteed, or loans made, by the Financing Members, multiplied by (b) .0075, multiplied by (c) the percentage Membership Interest in the Company owned by the NonFinancing Members (the “Guarantee and Financing Fee”). The Guarantee and Financing Fee shall be paid quarterly and the expense thereof shall be allocated to the NonFinancing Members as follows:
     (i) The Guarantee and Financing Fee shall be deducted from the Cash Distributions otherwise distributable to the NonFinancing Members and shall be paid to the Financing Members;
     (ii) To the extent that at the time such Guarantee and Financing Fee is due to be paid hereunder there are no anticipated Cash Distributions, then the Company shall pay such Guarantee and Financing Fee to the Financing Members and the amount of such payments shall be charged to the Capital Accounts of the NonFinancing Members;
     (iii) When Cash Distributions become available for distribution to the Members in the future, the Cash Distributions otherwise distributable to the NonFinancing Members shall first be retained by the Company to the extent that amounts were previously charged to the Capital Accounts of the NonFinancing

Members in accordance with subsection (ii) above and any remaining Cash Distributions shall be distributed to the Members in accordance with Section 6.1.
     (d) Once a budget has been approved by the Board of Directors, MedCath shall have the authority to expend Company funds consistent with the budget (including the specific line item categories) and sign all agreements related thereto, including reimbursement to MedCath and its Affiliates for goods and services provided to the Company. In addition, MedCath may make additional expenditures beyond the budget in an amount reasonably related to additional revenues or increased patient or procedure volumes to the extent those additional expenditures will not cause the actual gross margin between the Company’s net patient revenues and operating expenses to be less than the gross margin between net patient revenues and operating expenses as reflected in the approved budget.
     (e) MedCath shall be paid the amounts due MedCath to (i) manage the Company’s mobile route to provide mobile cardiac catheterization services and (ii) provide the services of one of MedCath’s cardiac catheterization laboratories that it is authorized to operate within North Carolina, pursuant to the terms of the Mobile Services Agreement attached hereto as Exhibit E, as such agreement may be amended from time to time.
     (f) MedCath shall be paid all amounts due MedCath accruing after the Effective Date under the Amended and Restated Management and Services Agreement by and between the Company and MedCath attached hereto as Exhibit F, as such agreement may be amended from time to time.
     SECTION 5.7 No Management by Members.
     Except as provided hereinafter, the Members shall take no part in, or at any time interfere in any manner with, the management, conduct, or control of the Company’s business and operations and shall have no right or authority to act for or bind the Company except as set forth in this Agreement. The rights and powers of such Members shall not extend beyond those set forth in this Agreement and those granted under the Articles of Organization of the Company and any attempt to participate in the control of the Company in a manner contrary to the rights and powers granted herein and under the Articles of Organization of the Company shall be null and void and without force and effect. Subject to the decisions and judgment with respect to all professional medical or clinical matters of qualified medical personnel, the Board of Directors shall have the right to determine when and how the operations of the Company shall be conducted. The exercise by any Member of any of the rights granted to the Member hereunder shall not be deemed to be taking part in the control of the business of the Company and shall not constitute a violation of this Section.

     SECTION 5.8 Consent by Members to Exercise of Certain Rights and Powers by Board of Directors.
     By its execution hereof, each Member expressly consents to the exercise by the Board of Directors of the rights, powers, and authority conferred on the Board of Directors by this Agreement.
     SECTION 5.9 Meetings and Vote of the Board of Directors.
     (a) The Board of Directors shall meet regularly but in no event less than annually. Notice of any meeting, regular or special, shall be delivered to each Director personally, by telephone, by electronic mail, by facsimile transmission or in writing at least five (5) business days before the meeting; provided, however, an emergency meeting of the Board of Directors may be called by any Director upon shorter notice;
     (b) Notice of any meeting (whether regular, emergency or special) shall specify the purpose for which the meeting is called; provided, however, that the business of any emergency meeting shall be limited to the purpose stated in the notice;
     (c) The Board of Directors shall elect one of its members to preside over the meetings as the Chairperson and one of its members, as the Secretary, to oversee the preparation and delivery of meeting notices and the preparation of minutes of the meetings of the Board of Directors and Members;
     (d) A Director may attend a meeting by telephone or other electronic means and be considered present for all purposes, including a quorum, so long as the telephone or other connection allows each Director to hear and be heard by all other Directors;
     (e) Except as otherwise expressly provided in this Agreement, any action taken by the Board of Directors shall require the affirmative vote of at least two (2) Directors appointed by the Hospital, and either one (1) Director appointed by MedCath, or one (1) Director appointed by the Investor Members;
     (f) Any action which is required to be or may be taken at a meeting of the Board of Directors may be taken without a meeting if consent in writing including the required votes, either collectively or in counterparts, setting forth the action so taken, is signed by the required number of Directors as set forth in (e) above; and
     (g) Attendance at a meeting of the Board of Directors constitutes a waiver of any objection to the notice of the meeting.
     SECTION 5.10 Other Business of Members.
     (a) Subject to (b) below, any Member may engage independently or with others in other business ventures of every nature and description, including without limitation the purchase of medical equipment, the rendering of medical services of any kind, and the making or management of other investments and neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures;
     (b) Except as specifically provided in this Section 5.10, as long as any Member owns a Membership Interest in the Company and for a period of two (2) years thereafter, neither the Member, Investor Entity, Owner, Practice nor any of their respective Affiliates, shall hold, directly or indirectly, an investment, ownership or other beneficial interest in any Entity (including a sole proprietorship) operating a Competing Business within the North Carolina counties of New Hanover, Pender, and Brunswick (the “Territory”). The term “Competing Business” means a business which (i) provides management, administrative or consulting services to (A) one or more cardiac catheterization laboratories performing diagnostic or interventional procedures or electrophysiology procedures, (B) a hospital that provides cardiac services similar to those provided in the Cath Labs, (C) any other facility focused primarily on cardiac inpatient or outpatient services similar to those provided in the Cath Labs from time to time at the Hospital, or (D) a business that manages inpatient or outpatient diagnostic or interventional cardiac catheterization services similar to those provided in the Cath Labs, or (ii) provides any of the following services or facilities: diagnostic and interventional cardiac catheterization and electrophysiology procedures including pacemakers, AICDs and other electrophysiology devices, emergent and elective PCI, external counterpulsation, or any other service or procedure then being provided or managed by the Company. Notwithstanding the terms of this Section 5.10 (b):
     (i) No Member or Owner who is a physician shall be prohibited from engaging in the practice of medicine, maintaining his or her staff privileges and admitting and treating patients at any other hospital or health care facility, from personally performing professional medical services directly for his or her patients at any hospital or facility, or billing and receiving professional fees as a result of his or her professional medical services from any payor;
     (ii) Nothing herein shall prohibit a Member, Owner, Practice or their Affiliates from owning up to three percent (3%) of the outstanding capital stock of a company which operates a Competing Business and whose stock is publicly traded and listed on a nationally recognized securities exchange or from investing in a publicly traded mutual fund or making other investments with the prior written approval of the Board of Directors;
     (iii) Nothing herein shall prevent: (a) Hospital from conducting any activities of the Hospital, including the continued operation of the Cath Labs; or (b) from contracting for management services for the Cath Labs with any Person or Entity other than Company or its Affiliates after (i) Hospital ceases to own a Membership Interest in the Company and (ii) termination of the Management and Service Agreement, provided that no current or former indirect or direct Owner of Company holds any ownership or other interest in the Person or Entity providing such management services for the Cath Labs;

     (iv) Nothing herein shall restrict Members or any of their respective Affiliates from conducting any competing activities, or holding any ownership or other interest in any Entity that is engaged in a Competing Business in either case outside of the Territory;
     (v) Nothing herein shall prevent Hospital from: (a) acquiring, managing, leasing or operating an acute care hospital even if such hospital owns, leases or operates cardiac catheterization laboratories providing diagnostic or interventional cardiac catheterization or electrophysiology procedures so long as no Member or Owner (other than Hospital) has an ownership or other beneficial interest in such transaction except as approved by the Company’s Board of Directors; (b) owning or operating (in whole or in part) diagnostic radiology services furnished in a setting outside a cardiac catheterization laboratory. Moreover, Hospital’s participation in the following ventures within the Territory shall not be subject to this Section 5.10 to the extent in force as of the Effective Date: Porters Neck Imaging, LLC; South Atlantic Radiation Oncology, LLC; Atlantic SurgiCenter, LLC; and Dosher/NHRMC, LLC;
     (vi) Notwithstanding the above, the restrictions set forth in this Section 5.10 shall not apply to Hospital in the event (A) Hospital terminates the Management Services Agreement during the Initial or any Renewal Term for default of the Company pursuant to Section 4.02(c) of such agreement; provided, however, that in the case of a termination under Section 4.02(c)(ii), Hospital shall not be released from its obligations under this Section 5.10 unless and until the arbitrators have finally determined the existence of a default by the Company and that Hospital did not cause such default as more specifically provided in Sections 4.02(e) and 5.12 of the Management Services Agreement, or (B) Hospital elects not to renew or extend the term of the Management Services Agreement, provided that in the case of this (B) during the two-year period following such termination no current or former indirect or direct Owner of Company may hold any ownership or other interest in any Person or Entity providing management services to the Cath Labs; and
     (vii) Notwithstanding any other term of this Agreement, Hospital shall have no rights, whether asserted under this Agreement or otherwise, to prevent MedCath, the Investor Members, and Owners from continuing to own and operate the Company and to continue to pursue all aspects of the Company’s business following the date that Hospital is no longer a Member of the Company.
     (c) In the event that any Member, during the period that such Member holds a Membership Interest in the Company, wishes to participate (directly or indirectly) in the ownership, management or operation of a Competing Business within any of the following counties: Duplin, Columbus, Bladen, or Onslow, or any other North Carolina county where the Company’s mobile route is then operated, then such Member shall provide the Company with written notice of the terms of the proposed transaction to the Company and its Members, specifying all material terms of the proposed transaction (the “Notice”). Thereafter the Company, acting through the Board of Directors, shall for a period of fifteen (15) days, have the right to elect to participate in the proposed transaction in place of the notifying Member; provided, however, Company shall have no right to participate in and neither MedCath nor Hospital shall be prohibited from participating in any existing agreement to which MedCath or Hospital, respectively, is a party as of the Effective Date (other than the mobile lab agreement between MedCath and Southeastern Cardiology which MedCath is assigning to Company). As the date hereof, Hospital and MedCath each represent that neither it nor any of their respective Affiliates have any existing agreements within Duplin, Columbus, Bladen, or Onslow counties. No Director representing the notifying Member shall vote against participation in the proposed transaction. Thereafter, Company shall then have sixty (60) days following receipt of the Notice to agree to all material terms and conditions of the proposed transaction set forth in the Notice, in which event such transaction shall be entered into by the Company. The Board of Directors and the Members shall act in good faith in the negotiation of the proposed transaction and the Members shall reasonably consent to an extension of such sixty (60) day period up to an additional sixty (60) day period if the Board of Directors reasonably recommends such an extension due to external factors not within the control of the Members. In the event that the Company acting through the Board of Directors does not elect to participate in the transaction within the fifteen (15) day period, or if after electing, does not agree to the material terms and conditions of the proposed transaction within sixty (60) days following receipt of the Notice, the notifying Member may enter into the transaction set forth in the Notice but only if such transaction is consummated during the one hundred and twenty (120) day period following the Notice. In the event that such notifying Member fails to enter into such transaction within such one hundred and twenty (120) day period, then the terms and conditions of this subsection (c) shall again apply. In no event shall the Company’s decision not to participate in the proposed transaction alter the continuing obligations of the notifying Member under Section 5.10(b). Notwithstanding anything contained in this subsection (c), the Company shall not participate in any transaction which would cause MedCath to be in violation of any agreement to which MedCath is a party as of the Effective Date within any North Carolina county other than Duplin, Columbus, Bladen, or Onslow;
     (d) The Members and Owners have reviewed the term and geographical restrictions included in Section 5.10, and in light of the interests of the Members and Owners, agree that such restrictions are fair and reasonable;
     (e) If there is a breach or threatened breach of the provisions of this Section 5.10 of this Agreement, in addition to other remedies at law or equity, the non-breaching parties shall be entitled to injunctive relief. The Members and Owners desire and intend that the provisions of this Section 5.10 shall be enforced to the fullest extent permissible under the law and public policies applied, but the unenforceability or modification of any particular paragraph, subparagraph, sentence, clause, phrase, word, or figure shall not be deemed to render unenforceable the remainder of this Section 5.10. Should any such paragraph, subparagraph, sentence, clause, phrase, word, or figure be adjudicated to be wholly invalid or unenforceable, a court with applicable authority is hereby authorized to “blue pencil” or modify this Section, the balance of this Section 5.10 shall thereupon be modified in order to render the same valid and enforceable and the unenforceable portion of this Section 5.10 shall be deemed to have been deleted from this Agreement;
     (f) The Company, the Board of Directors and the Members agree that the benefits to any Member, Owner, Practice or their Affiliates hereunder do not require, are not payment for, and are not in any way contingent upon the referral, admission or any other arrangement for the provision of any item or service offered by the Company to patients of such Member, any Owner, Practice or their Affiliates or in any facility, laboratory, cardiac catheterization facility or other health care operation controlled, managed or operated by the Company and nothing herein is intended to prohibit any Investor Member or Owner who is a physician from practicing medicine at any other facility;
     (g) The Investor Members and Investor Entities shall cause each of their existing and future Owners to agree in writing to be personally bound by the terms of this Section 5.10 for as long as they are Owners and for two (2) years after they cease to be Owners, provided that the Investor Member associated with such Owner remains subject to the restrictions of this Section.
     SECTION 5.11 Board of Directors’ Standard of Care.
     Each Director shall act in a manner he or she believes in good faith to be in the best interest of the Company and with such care as an ordinarily prudent Person in a like position would use under similar circumstances. In discharging his or her duties, each Director shall be fully protected in relying in good faith upon the records required to be maintained under this Agreement and upon such information, opinions, reports and statements by any of its other Directors, Members, or agents, or by any other Person as to matters each Director reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, income or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.
     Notwithstanding anything herein to the contrary, a Director or Member shall have the right to vote or approve Company matters in accordance with the terms of this Agreement regardless of the personal interest of any Member or Director in the outcome of any vote, decision or matter. In any case, a Director who has a personal interest in the outcome of any vote, decision, or matter shall notify the other Directors of such personal interest prior to the applicable vote or decision of the Board of Directors, provided that such additional notification shall not be required if such conflict is reasonably obvious based upon the circumstances then existing.
     SECTION 5.12 Limitation of Liability.
     A Director shall not be liable to the Company or the Members for any action taken in managing the business or affairs of the Company if he or she performs the duty of his or her office in compliance with the standard contained in Section 5.11. No Director has guaranteed nor shall have any obligation with respect to the return of a Member’s Capital Contribution or share of income from the operation of the Company. Furthermore, no Director shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member except loss or damage resulting from gross negligence or intentional misconduct or knowing violation of law or a transaction for which such Director received a personal benefit in violation or breach of the provisions of this Agreement.
     SECTION 5.13 Indemnification of the Directors.
     (a) Each Director shall be indemnified by the Company against any losses, judgments, liabilities, expenses, including attorneys’ fees and amounts paid in settlement of any claims sustained by such Director arising out of any action or inaction of the Director in his or her capacity as a Director of the Company to the fullest extent allowed by law, provided that the same were not the result of gross negligence or willful misconduct on the part of the Director and provided that the Director, in good faith, reasonably determined that such course of conduct was in the best interest of the Company; provided, however, that such indemnification and agreement to hold harmless shall be recoverable only out of Company assets and available insurance coverage. Subject to applicable law, the Company shall advance expenses incurred with respect to matters for which a Director may be indemnified hereunder;
     (b) If at any time, the Company has insufficient funds to furnish indemnification as herein provided, it shall provide such indemnification if and as it generates sufficient funds and prior to any cash distributions, pursuant to Article VI or Article VII hereof, to the Members;
     (c) The Board of Directors may cause the Company to purchase and maintain insurance on behalf of any current or past Director against any liability asserted against or incurred by such Director while serving in his or her capacity as a Director of the Company.
     SECTION 5.14 Purchase of Goods and Services from Members.
     Goods and services may be purchased from Members or their Affiliates as long as they are of substantially the same quality and price as could be obtained from an unrelated third party in an arm’s length transaction.
     SECTION 5.15 Certain Decisions of the Board of Directors.
     (a) The Board of Directors shall be deemed to have specifically approved all expenditures proposed by MedCath under this Article V that are substantially consistent with the Budget Exhibit (Exhibit G) or any subsequently approved operating or capital budget when funded from additional Capital Contributions made to the Company by the Members pursuant to Section 3.5 above;

     (b) The annual operating and capital budgets to be proposed by MedCath hereunder shall be approved by the Board of Directors as provided above subject to the following:
     (i) No Director shall unreasonably withhold its approval of budgets which are within the reasonable revenue expectations of the Company and which are in compliance (both as to terms and availability of financing) with agreements with the Company’s lenders and other parties providing financing to the Company; and
     (ii) In the event that the Board of Directors is unable to approve an annual budget, MedCath shall be authorized to operate the Company pursuant to this Agreement under the previous year’s budget increased by the lesser of five percent (5%) or the percentage increase during the previous year in the Consumer Price Index for Medical Items as published by the United States Department of Labor, Bureau of Labor Statistics for the region that is most proximate to Wilmington, North Carolina, and as further adjusted by MedCath in accordance with Section 5.6(d), until a new budget is approved.
     SECTION 5.16 Indemnity by the Company.
     The Company agrees to indemnify, defend and hold MedCath, its directors, officers, employees and agents, harmless from and against any and all loss, claim, cause of action, demand, penalty, liability, action, damage or deficiency, lawsuit or other proceeding against MedCath in its capacity as manager of the Company, resulting or arising from (a) acts or omissions of the Company, its Members, officers, employees (unless due to the gross negligence or willful misconduct of MedCath), (b) any liability or obligation of the Company, except those which MedCath created in violation of this Article V; (c) any nonfulfillment of the Company of any of its covenants or agreements under this Article V; (d) any violation of law by the Company; and (e) any loss or damage, reasonable attorney’s fees and other costs and expenses incident to any of (a) through (d); provided, the above indemnification and “hold harmless” provisions shall not apply, to the extent that any such item in (a) – (e) is attributable to the gross negligence or willful misconduct of MedCath. The indemnity covenants set forth in this Section 5.16 shall survive the termination of this Agreement for any reason.
     SECTION 5.17 Responsibility of MedCath.
     MedCath agrees to utilize ordinary care and diligence in rendering the management services to the Company under this Agreement. MedCath shall not be liable to the Company for any matters arising from any act or omission of MedCath or its employees, officers, agents or subcontractors in providing such services, unless such act or omission constitutes gross negligence or willful misconduct. MedCath agrees to indemnify, defend and hold Company, its directors, officers, employees and agents, harmless from and against any and all loss, claim, cause of action, demand, penalty, liability, action, damage or deficiency, lawsuit or other proceeding against Company resulting or arising from (a) acts or omissions of MedCath, its Affiliates, officers, or employees which constitute gross negligence, willful misconduct, or (b)

MedCath willfully exceeding the authority granted to MedCath under this Agreement (unless due to the gross negligence or willful misconduct of Company or its Members other than MedCath) and any directly resulting loss or damage, reasonable attorney’s fees and other costs and expenses. The indemnity covenants set forth in this Section shall survive the termination of this Agreement for any reason.
     SECTION 5.18 Force Majeure.
     MedCath shall not be liable nor shall it be deemed to be in default for any delay or failure in performance under this Article V or other interruption of service or employment deemed resulting directly or indirectly from Acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by MedCath’s employees or any similar or dissimilar cause beyond the reasonable control of MedCath. Further, MedCath shall not be in default under this Article V if the default resulted from actions taken by MedCath in material conformance with the request or direction of the Board of Directors or if the Board of Directors failed to take reasonable action recommended by MedCath to enable it to meet its obligations hereunder.
ARTICLE VI
DISTRIBUTIONS AND ALLOCATIONS
     SECTION 6.1 Distributions of Cash Flow from Operations and Cash from Sales or Refinancing.
     Prior to the dissolution of the Company, and subject to the terms and conditions to which the Company is bound with respect to its lenders (“Loan Conditions”), Cash Flow from Operations and Cash from Sales or Refinancing, if any, remaining after repayment of any amounts currently due with respect to loans made by the Members to the Company, shall be distributed quarterly by the Company as Cash Distributions according to the relative percentage Membership Interests of the Members at such times as the Board of Directors deems appropriate; provided, however, that to the extent possible, any Guarantee and Financing Fee shall be deducted from the Cash Distributions otherwise distributable to the NonFinancing Members and paid to the Financing Members as set forth in Section 5.6(c). Notwithstanding anything herein to the contrary, no distributions shall be made to Members if prohibited by the Act or any other applicable law.
     The Board of Directors shall, to the extent permitted by the Loan Conditions and subject to the availability of Cash Flow from Operations and using commercially reasonable efforts, distribute cash annually pro rata to Members in an amount which is sufficient to enable them to pay income taxes, if any, which arise from the taxable income of the Company. In computing taxable income of each Member, the taxable income of each Member for the current year shall be reduced by any cumulative tax losses incurred in prior years (after reduction by taxable income in prior years). Such distributions shall assume for all Members the highest combined federal and state tax rates applicable to any Member with respect to his or its Profits from the Company.
     SECTION 6.2 Profits.
     Except as provided in the Regulatory Allocations Exhibit (Exhibit H) and subject to Section 6.6, Profits shall be allocated as follows:
     (a) First, to the Members who have been allocated Losses pursuant to Subsection 6.3(b) below in proportion to such Losses until the cumulative Profits allocated pursuant to this Subsection 6.2(a) equal the cumulative prior allocations of Losses under that Subsection;
     (b) Next, to the Members who have been allocated Losses pursuant to Subsection 6.3(a) below in proportion to such Losses until the cumulative Profits allocated pursuant to this Subsection 6.2(b) equal the cumulative prior allocations of Losses under that Subsection;
     (c) All remaining Profits shall be allocated to the Members in accordance with their percentage Membership Interests.
     For these purposes, only Losses for periods beginning on or after the Effective Date shall be considered.
     SECTION 6.3 Losses.
     Except as provided in the Regulatory Allocations Exhibit (Exhibit H) and subject to Section 6.6, Losses shall be allocated as follows:
     (a) First, Losses shall be allocated to the Members with positive Adjusted Capital Account balances in proportion to those balances;
     (b) All remaining Losses shall be allocated to the Members in accordance with their percentage Membership Interests.
     SECTION 6.4 Code Section 704(c) Tax Allocations.
     Income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Agreed Value pursuant to any method allowable under Code Section 704(c) and the Regulations promulgated thereunder.
     In the event the Agreed Value of any Company asset is adjusted after its contribution to the Company, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Agreed Value pursuant to any method allowable under Code Section 704(c) and the Regulations promulgated thereunder.
     Any elections or other decisions relating to allocations under this Section shall be determined by the Board of Directors. Absent a determination by the Board of Directors, the remedial allocation method under Regulation Section 1.704-3(d) shall be used. Allocations pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.
     SECTION 6.5 Miscellaneous.
     (a) Allocations Attributable to Particular Periods. For purposes of determining Profits, Losses or any other items allocable to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the Board of Directors using any permissible method under Code Section 706 and the Regulations thereunder;
     (b) Other Items. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be divided among the Members in the same proportion as they share Profits or Losses, as the case may be, for the year;
     (c) Tax Consequences; Consistent Reporting. The Members are aware of the income tax consequences of the allocations made by this Article and by the Regulatory Allocations and hereby agree to be bound by those allocations as reflected on the information returns of the Company in reporting their shares of Company income and loss for income tax purposes. Each Member agrees to report its distributive share of Company items of income, gain, loss, deduction and credit on its separate return in a manner consistent with the reporting of such items to it by the Company. Any Member failing to report consistently, and who notifies the Internal Revenue Service of the inconsistency as required by law, shall reimburse the Company for any legal and accounting fees incurred by the Company in connection with any examination of the Company by federal or state taxing authorities with respect to the year for which the Member failed to report consistently.
     SECTION 6.6 Special Allocations of Guarantee and Financing Fees.
     Any and all deductions, losses or reductions to Capital Accounts attributable to the payment by the Company of Guarantee and Financing Fees shall be allocated to the NonFinancing Members in accordance with their relative percentage Membership Interests.

ARTICLE VII
DISSOLUTION, WINDING UP AND LIQUIDATING DISTRIBUTIONS
     SECTION 7.1 No Termination by Certain Acts of Member.
     Neither the transfer of interest, withdrawal from the Company, bankruptcy, insolvency, dissolution, liquidation or other disability, nor the legal incompetency of any Member shall result in the termination or dissolution of the Company or affect its continuance in any manner whatsoever.
     SECTION 7.2 Dissolution/No Dissolution Upon Termination of Management and Service Agreement.
     The Company shall be dissolved upon the happening of any of the following events, whichever shall first occur:
     (a) The election to dissolve the Company in accordance with the terms of Section 3.5(d) hereof;
     (b) The expiration of the term of the Company as provided in Section 2.5 hereof;
     (c) The adjudication of bankruptcy of the Company;
     (d) Upon the written consent of the Required Members;
     (e) In accordance with Section 12.11 hereof; and
     (f) The entry of a decree of judicial dissolution or the administrative dissolution of the Company as provided in the Act;
     Upon the occurrence of the events of dissolution set forth at this Section 7.2, MedCath shall promptly take such steps as are required to dissolve the Company, including, but not limited to, the winding up of the affairs of the Company and, upon the completion of the winding up, the filing of necessary documents as required under the Act.
     The termination of the Management and Service Agreement by and between Company and Hospital shall not result in a dissolution of the Company, but shall be governed by the terms of the Contribution Agreement (the “Contribution Agreement”) executed by and among the Members, including without limitation Section 7 of such Contribution Agreement.
     SECTION 7.3 Dissolution and Final Liquidation.
     (a) Upon any dissolution of the Company, the Company shall not terminate, but shall cease to engage in further business except to the extent necessary to perform existing contracts and preserve the value of its assets. Its assets shall be liquidated and its affairs shall be wound up as soon as practical thereafter by MedCath or, if for any reason there is no MedCath, by another Person designated by the Board of Directors. In winding up the Company and liquidating assets, MedCath, or other Person so designated for such purpose, may arrange, either directly or through others, for the collection and disbursement to the Members of any future receipts from the operation and management of the Cath Labs and the Facility or other sums to which the Company may be entitled, and shall sell the Company’s assets to any Person, including any Member or any Affiliate thereof, on such terms and for such consideration as shall be consistent with obtaining the fair market value thereof, as such fair market value is approved by the Members pursuant to Section 3.8;
     (b) Upon any such dissolution and liquidation of the Company, the net assets, if any, of the Company available for distribution, including any cash proceeds from the liquidation of Company assets, shall be applied and distributed in the following manner or order, to the extent available:
     (i) To the payment of or creation of reserves for all debts, liabilities, and obligations to all creditors of the Company (other than the Members or their Affiliates) and the expenses of liquidation;
     (ii) To the payment of all debts and liabilities (including interest), and further including without limitation any accrued but unpaid Guarantee and Financing Fees, owed to the Members or their Affiliates as creditors; and
     (iii) The balance to the Members with positive Capital Account balances after taking into account all other adjustments during the Fiscal Year in which liquidation occurs.
     (c) The Members shall look solely to the assets, if any, of the Company for any return of their Capital Contributions and, if the assets of the Company remaining after payment or discharge of the Company’s debts and liabilities, or provision therefor, are insufficient to return all or any part of the Capital Contributions, no Member shall have any right of recourse against the Directors or other Members or to charge the Board of Directors or other Members for any amounts except as provided herein and except to the extent otherwise provided by the Act and/or North Carolina law;
     (d) Upon such dissolution, reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the losses normally attendant to a liquidation;
     (e) The Capital Accounts of the Members, as adjusted, shall be utilized by the Company for the purpose of making distributions to those Members with positive balances in their respective Capital Accounts pursuant to Section 7.3(b). In making such distributions, the Board of Directors or the Person winding up the affairs of the Company shall distribute all funds available for distribution to the Members (after establishing any reserves that the Board of Directors or the Person winding up the affairs of the Company deems reasonably necessary pursuant to Section 7.3(b)) prior to the later of (i) the end of the taxable year in which the event which caused the termination and dissolution of the Company occurs, or (ii) ninety (90) days after the occurrence of such event. The Board of Directors in its sole discretion, or the Person winding up the affairs of the Company, in its discretion, may elect to have the Company retain any installment obligations owed to the Company until collected in full so long as any portion of the reserves which are later determined to be unnecessary, and all collections on such installment obligations which are not deemed to be reasonably necessary by the Board of Directors or the Person winding up the affairs of the Company to add to such reserves are distributed as soon as practicable in accordance with the provisions of Section 7.3(b) as modified by this Section.
     SECTION 7.4 Termination.
     Upon completion of the dissolution, winding up, distribution of the liquidation proceeds and any other Company assets, the Company shall terminate.
     SECTION 7.5 Payment in Cash.
     Any payments made to any Member pursuant to this Article VII shall be made only in cash.
ARTICLE VIII
REMOVAL OR WITHDRAWAL OF MEMBERS AND TRANSFER OF MEMBERS’
MEMBERSHIP AND/OR ECONOMIC INTERESTS
     SECTION 8.1 Members — Restriction on Transfer.
     (a) Except as otherwise set forth in this Section or in this Agreement, no Membership Interest or any portion thereof, shall be validly sold or assigned whether voluntarily, involuntarily or by operation of law, and no purported assignee shall be recognized by the Company for any purpose, unless such Membership Interest shall have been transferred in accordance with the provisions of this Agreement and in compliance with such additional restrictions as may be imposed by any federal or state securities regulatory authority or law and with the approval of the Board of Directors. In no event, however, shall a Member transfer or sell all or any of its Membership Interest to any party which, if a Member, would be in violation of Section 5.10(b) hereof;
     (b) Except as otherwise set forth in this Section or in this Agreement, a Member may transfer, sell or assign its entire Membership Interest only if it has received the approval of the Board of Directors. Subject to the foregoing: (i) the Company first for a period of fifteen (15) days, and thereafter the other Members in proportion to their Membership Interest in the Company for a period of fifteen (15) days, shall have the right, but not the obligation, to purchase all, but not less than all, of the Membership Interest proposed to be transferred, which right shall be exercisable on the terms and for the purchase price set forth in writing in a bona fide offer made for the Membership Interests by a third-party (the “Right of First Refusal”), and (ii) there shall have been filed with the Company a duly executed and acknowledged counterpart of the instrument making such assignment signed by both the assignor and assignee and such instrument evidences the written acceptance by the assignee of all of the terms and provisions of the Agreement, represents that such assignment was made in accordance with all applicable laws and regulations and the assignee shall have represented to the Company in writing that it meets the investor suitability standards established by the appropriate state of residence and the investor suitability standards established by the Company. The Board of Directors shall use reasonable care to determine that transfers are in accordance with applicable laws and regulations, including obtaining an opinion of counsel to that effect. Any Member that assigns all of its Membership Interest shall cease to be a Member of the Company. Any Membership Interests acquired by the Company pursuant to Section 8.1 may, subject to applicable law, be re-offered by the Company to suitable investors;
     (c) Except as permitted in (d) below, any dissolution, liquidation, merger (unless Members or their Affiliates existing prior to such merger own at least fifty-one percent (51%) of the surviving entity after the merger or unless both parties to such merger are majority owned by parties who are Members or their Affiliates prior to such merger) or sale of a Member which is an Entity (a sale shall include a transfer of fifty percent (50%) or more of its ownership interests or of substantially all of its assets or any other transaction or series of related transactions intended to accomplish, in substance, a sale of such Entity), which event shall not occur, subject to (d) below, without the written consent of the Board of Directors, shall constitute an offer by such Member to sell such Member’s Membership Interest to the Company and the other Members pursuant to Section 8.6 for a purchase price equal to the lesser of (i) two (2) multiplied by the net income (as reasonably determined by the Company’s independent public accountants) of the Company for the twelve (12) month period ending as of the calendar quarter most recently ended prior to such event multiplied by the percentage Membership Interest of such Member in the Company (the “Formula Purchase Price”), or (ii) the Capital Contributions of the Member less all amounts distributed to such Member by the Company. The Formula Purchase Price shall be paid in three (3) equal annual installments, the first third of which shall be paid upon the determination of the Formula Purchase Price and the remaining two (2) installments of which shall be paid on the first and second anniversary of such date (the “Payment Method”). The remaining two (2) installments shall bear interest at the Prime Rate as of the date of the determination of the Formula Purchase Price. Accrued interest shall be paid as of the dates payments of principal are due as provided above according to the Payment Method;
     (d) Notwithstanding anything herein to the contrary, MedCath may assign its Membership Interest in the Company, its rights to designate Directors hereunder, and its rights as Manager of the Company to any party (i) who assumes in writing the obligations of MedCath under this Agreement and who purchases fifty-one percent (51%) or more of MedCath, or (ii) purchases fifty-one percent (51%) or more of MedCath Corporation,

MedCath Holdings, Inc., MedCath Incorporated’s and their subsidiaries’ assets or capital stock if such purchaser (in the case of an asset sale) assumes in writing the obligations of MedCath Partners, LLC (and as to MedCath Corporation and MedCath Incorporated, their respective successor(s), as applicable, assume in writing their respective guarantee obligations assumed specifically under this Agreement), hereunder, or (iii) to a party under control of, common control with, or which controls MedCath. Hospital may also assign Hospital’s Membership Interest in the Company and its rights to designate Directors hereunder to any party who acquires or succeeds to fifty-one percent (51%) or more of Hospital’s assets or outstanding ownership interests or a party under control of, common control with, or which controls Hospital, so long as the Hospital requires such party to assume simultaneously in writing the obligations of Hospital under this Agreement and the Management and Service Agreement.
     MedCath may also assign its Membership Interest in the Company to a financial institution (a “Lender”) as collateral security for repayment of indebtedness for borrowed funds by MedCath Incorporated or its Affiliates; provided, however, that a Lender will not have the right to vote on behalf of MedCath as a Member of the Company unless and until the Lender forecloses on MedCath’s Membership Interest in the Company.
     SECTION 8.2 Condition Precedent to Transfer of Membership Interest.
     Notwithstanding anything herein to the contrary, no transfer of Membership Interest may be made if such transfer (a) constitutes a violation of the registration provisions of the Securities Act of 1933, as amended, or the registration provisions of any applicable state securities laws; or (b) if after such transfer the Company will not be classified as a partnership for federal income tax purposes. The Company may require, as a condition precedent to transfer of Membership Interest, delivery to the Company, at the proposed transferor’s expense, of an opinion of counsel satisfactory (both as to the counsel and substance of the opinion) to the Company that the transfer will not violate any of the foregoing restrictions.
     SECTION 8.3 Substitute Member — Conditions to Fulfill.
     No assignee of a Member’s Membership Interest in the Company shall have the right to become a Substitute Member in place of its assignor unless, in addition to any other requirement herein, all of the following conditions are satisfied:
     (a) The Company, and if applicable the other Members, have waived their respective rights, pursuant to Section 8.1 to purchase the Membership Interest held by the assignee;
     (b) The duly executed and acknowledged written instrument of assignment which has been filed with the Company sets forth that the assignee becomes a Substitute Member in place of the assignor;
     (c) The assignor and assignee execute and acknowledge such other instruments as the Board of Directors may deem reasonably necessary or desirable to effect such admission, including, but not limited to, the written acceptance and adoption by the assignee of the provisions of this Agreement;
     (d) The payment by the assignee of all costs to the Company associated with the transaction, including but not limited to legal fees, transfer fees, and filing fees; and
     (e) Except as otherwise permitted in Section 8.1(d), the assignment shall have been approved by the Company’s Board of Directors.
     SECTION 8.4 Allocations Between Transferor and Transferee.
     Upon the transfer of a Member’s Membership Interest, all items of income, gain, loss, deduction and credit attributable to the Membership Interest so transferred shall be allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and agreed to by the transferor and transferee at the time of transfer. Distributions as called for by this Agreement shall be made to the holder of record of the Membership Interest on the date of distribution. Notwithstanding anything contained in this Agreement to the contrary, the Company shall be entitled to treat the assignor of any assigned Membership Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to such assignor in reliance on the Company records as they exist until such time as the written assignment has been received by, and recorded on the books of the Company. For purposes of this Article VIII, the effective date of an assignment of any Membership Interest shall be the last day of the month specified in the written instrument of assignment.
     SECTION 8.5 Rights, Liabilities of, and Restrictions on Assignee.
     No assignee of a Membership Interest shall have the right to participate in the Company, inspect the books of account of the Company or exercise any other right of a Member unless and until admitted as a Substitute Member. Notwithstanding the failure or refusal to admit an assignee as a Substitute Member, such assignee shall be entitled to receive the share of income, credit, gain, expense, loss and deduction and cash distributions provided hereunder that is assigned to it, and, upon demand, may receive copies of all reports thereafter delivered pursuant to the requirements of this Agreement; provided, however, that the Company shall have first received notice of such assignment and all required consents thereto shall have been obtained and other conditions precedent to transfer thereof shall have been satisfied. The Company’s tax returns shall be prepared to reflect the interests of assignees as well as Members.
     SECTION 8.6 Repurchase of Interests in Certain Event.
     (a) In the discretion of the Board of Directors, the Company may, but is not obligated to, repurchase a Member’s Membership Interest upon: (i) a breach by the Member or any of its Affiliates of the Member’s obligations contained in Article III, Sections 5.10, and 8.1 of this Agreement; or (ii) an application being made by a Member for the appointment of a receiver, trustee or custodian for any of the Member’s assets, a petition being filed under any section or chapter of the federal Bankruptcy Code or any similar law or regulation by or against a Member, a Member making an assignment for the benefit of its creditors, or a Member becoming insolvent or failing generally to pay its debts as they become due;
     (b) Each Member agrees to sell its Membership Interest to the Company in the event the Company elects to exercise the rights of repurchase granted under Section 8.6(a) and the purchase price shall be paid according to the Payment Method and shall be the lower of (i) the Capital Contributions of the Member less all amounts distributed to such Member by the Company, and (ii) the Formula Purchase Price;
     (c) The Directors designated solely by any Member or any Director who is a Member, or who is an Owner of a Member, if such Member’s activities give rise to the event set forth in Section 8.6(a) shall not have a vote hereunder and a majority of the other Directors shall make all decisions under this Section 8.6 with respect to such activities;
     (d) Notwithstanding anything herein to the contrary, the repurchase of the Economic Interest or Membership Interest of any Member under Section 8.6(a) shall not become effective unless and until such Member and its Affiliates are fully released from their liability as guarantors for any indebtedness of the Company and unless and until all amounts loaned by such Member or its Affiliates to the Company are paid in full.
     SECTION 8.7 Death of a Member.
     Heirs of Members who are individuals shall be entitled to inherit the Membership Interests of a deceased Member, provided that upon a Member’s death (or the death of an individual that owns a Member) such interests shall be automatically converted to an Economic Interest only in the Company until such heir agrees in writing to all of the terms and conditions of this Agreement and such other reasonable terms as may be established by the Board of Directors, in which event such interest shall again become a Membership Interest in the Company. Notwithstanding the previous sentence, within one hundred twenty (120) days of the Company first learning of the death of an individual or of an individual that owns a Member, the Company shall have the option to purchase the Membership Interest owned by such deceased Member directly or through an Entity, and the estate of the deceased individual shall be obligated to sell such Membership Interest to the Company, in accordance with the terms of this Section 8.7. The Company may exercise its option by giving written notice thereof to the estate of the deceased individual, or the appropriate representative thereof, within such one hundred twenty (120) day period. The purchase price for such Membership Interest shall equal the Formula Purchase Price. The purchase price shall be paid according to the Payment Method. The outstanding amounts due from the Company to the estate of the deceased individual shall bear interest at Prime Rate as of the date of such individual’s death. Accrued interest shall be paid as of the dates payments of principal are due as provided above. The agreements for the formation and governance of Investor Members that are Entities shall provide for the disposition of the ownership interest of a deceased owner of such Investor Members, which disposition shall be subject to the approval of MedCath and Hospital.

ARTICLE IX
RECORDS, ACCOUNTINGS AND REPORTS
     SECTION 9.1 Books of Account.
     At all times during the continuance of the Company, the Board of Directors shall maintain or cause to be maintained true and full financial records and books of account showing all receipts and expenditures, assets and liabilities, income and losses, and all other records necessary for recording the Company’s business and affairs including those sufficient to record the allocations and distributions required by the provisions of this Agreement.
     SECTION 9.2 Access to Records.
     The books of account and all documents and other writings of the Company, including the Articles of Organization and any amendments thereto, shall at all times be kept and maintained at the principal office of the Company or elsewhere as decided by the Board of Directors. Each Member or its designated representatives shall, upon reasonable notice to the Company, have access to such financial books, records and documents during reasonable business hours and may inspect and make copies of any of them.
     SECTION 9.3 Bank Accounts and Investment of Funds.
     (a) MedCath shall open and maintain, on behalf of the Company, a bank account or accounts in a federally insured bank or savings institution as it shall determine, in which all monies received by or on behalf of the Company shall be deposited. All withdrawals from such accounts shall be made upon the signature of such person or persons as MedCath may from time to time designate;
     (b) Any funds of the Company which MedCath may determine are not currently required for the conduct of the Company’s business may be deposited with a federally insured bank or savings institution or invested in short term debt obligations (including obligations of federal or state governments and their agencies, commercial paper, certificates of deposit of commercial banks, savings banks or savings and loan associations) as shall be determined by MedCath in its sole discretion.
     SECTION 9.4 Fiscal Year.
     The Fiscal Year and accounting period of the Company shall end on September 30 of each year.
     SECTION 9.5 Accounting Reports.
     As soon as reasonably practicable after the end of each fiscal year but in no event later than 120 days after the end thereof, each Member shall be furnished an annual accounting showing the financial condition of the Company at the end of such fiscal year and the result of its operations for the fiscal year then ended, which annual accounting shall be prepared on an accrual basis in accordance with generally accepted accounting principles applied on a consistent basis and shall be delivered to each of the Members promptly after it has been prepared. It shall include a balance sheet as of the end of such Fiscal Year and statements of income and expense, each Member’s equity, and cash flow for such Fiscal Year. The Company shall be audited on an annual basis by a firm of independent certified public accountants engaged by MedCath on behalf of the Company which shall also be the accounting firm of MedCath; provided that the Hospital may also elect for a separate audit to take place at Hospital’s expense and MedCath shall cooperate fully with such audit. The audit may be a simple audit provided that the audit report shall set forth the distributions to the Members for such Fiscal Year and shall separately identify distributions from (i) operating revenue during such Fiscal Year, (ii) operating revenue from a prior period which had been held as reserves, (iii) proceeds from the sale or refinancing of the Equipment, and (iv) unexpended proceeds received from the sale of Membership Interests. Any Member, at such Member’s sole cost and expense, may obtain an audit of the Company by an independent certified public accountant at any time upon notice to MedCath. Following the Effective Date, MedCath shall also cause to be prepared and distributed to the Members quarterly financial statements.
     SECTION 9.6 Tax Matters Partner.
     Hospital shall act as the “Tax Matters Partner” of the Company as that term is defined Section 6231 of the Code.
ARTICLE X
MEETINGS AND VOTING RIGHTS OF MEMBERS
     SECTION 10.1 Meetings.
     (a) Meetings of the Members of the Company for any purpose may be called by the Board of Directors, or by any Member that owns, or any group of Members that own in the aggregate, at least a five percent (5%) Membership Interest in the Company. Such meetings shall be held in the Wilmington, North Carolina area. A Member may attend a meeting by telephone or other electronic means and be considered present for purposes of a quorum so long as the telephone or other connection allows each Member to hear and be heard by all other Members. A quorum of the Members shall be necessary to conduct business at any Members’ meeting. A quorum shall consist of MedCath, Hospital and Investor Members holding a majority of the percentage Membership Interests of the Investor Members. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Members whose absence would cause less than a quorum;

     (b) Meetings of the Investor Members of the Company for any purpose may be called by Investor Members who, in the aggregate, own at least fifteen percent (15%) of the Membership Interests in the Company. Such meetings shall be held in the Wilmington, North Carolina area. A quorum of Investor Members shall be necessary to conduct business at any Investor Members meeting. Investor Members holding a majority of the percentage Membership Interests of the Investor Members shall constitute a quorum at any meeting of the Investor Members of the Company. An Investor Member may attend a meeting by telephone or other electronic means and be considered present for purposes of a quorum so long as the telephone or other connection allows each Investor Member to hear and be heard by all other Investor Members;
     (c) A notice of any such meeting shall be given by mail, not less than ten (10) days nor more than sixty (60) days before the date of the meeting, to each Member at its address as specified in Section 12.7. Such notice shall be in writing, and shall state the place, date and hour of the meeting, and shall indicate by whom it is being issued. The notice shall state the purpose or purposes of the meeting. If a meeting is adjourned to another time or place, and if any announcement of the adjournment of time or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting;
     (d) Each Member may authorize any Person or Persons to act for the Member by proxy in all matters in which a Member is entitled to participate, whether by waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.
     SECTION 10.2 Voting Rights of Members.
     (a) Each Member shall take no part in or interfere in any manner with the control, conduct or operation of the Company, and shall have no right or authority to act for or bind the Company except as provided herein. Votes or decisions, to the extent taken or to be made, of the Members may be cast by a duly authorized representative of the Member designated by written notice to the Company and each Member. Such votes may be cast at any duly called meeting of the Company or in writing within ten (10) days after written request therefor. Except as otherwise provided herein, any matters requiring the consent or approval of the Members shall require the affirmative vote of the Required Members. Each Member shall be entitled to the number of votes equal to the percentage Membership Interest of such Member;
     (b) No Member shall have the right or power to vote to: (i) withdraw or reduce the Member’s Capital Contributions except as a result of the dissolution and liquidation of the Company or as otherwise provided by law or this Agreement; (ii) bring an action for partition against the Company; (iii) cause the termination and dissolution of the Company by court decree or otherwise, except as set forth in this Agreement; or (iv) demand or receive property other than cash in return for its Capital Contributions.

ARTICLE XI
AMENDMENTS
     SECTION 11.1 Authority to Amend by the Board of Directors.
     Notwithstanding Section 3.8 of this Agreement, the Board of Directors may amend this Agreement or the Articles of Organization of the Company without the consent of the Required Members for the following purposes only:
     (a) To admit additional Members or Substitute Members but only in accordance with and if permitted by the other terms of this Agreement;
     (b) To preserve the legal status of the Company as a limited liability company under the Act or other applicable state or federal laws if such does not change the substance hereof, and the Company has obtained the written opinion of its counsel to that effect;
     (c) To cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, to clarify any provision of this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement;
     (d) To satisfy the requirements of the Code and Regulations with respect to limited liability companies or of any federal or state securities laws or regulations, provided such amendment does not adversely affect the Membership Interests of Members and is necessary or appropriate in the written opinion of counsel and any amendment under this subsection (d) shall be effective as of the date of this Agreement; and
     (e) To the extent that it can do so without materially reducing the economic return on investment in the Company to any Member, to satisfy any requirements of federal or state legislation or regulations, court order, or action of any governmental administrative agency with respect the operation of the Cath Labs or the Facility.
     Any proposed amendment by a member of the Board of Directors consistent with the above requirements shall not be unreasonably delayed or rejected by any other member of the Board of Directors.
SECTION 11.2 Restrictions on the Board of Directors’ Amendments: Amendments by Members.
     Except as provided in Section 11.1, amendments to this Agreement shall be made only upon the consent of the Required Members. Upon termination of the Management and Service

Agreement and the reversion of the NHRMC Contribution (as defined in the Contribution Agreement) to Hospital pursuant to the terms of the Contribution Agreement, the Investor Members and MedCath shall promptly consent to amend this Agreement to reflect the terms of this Agreement prior to the Effective Date including necessary provisions to address any changed circumstances, with MedCath then holding a fifty-one (51%) percent Membership Interest and the Investor Members holding in the aggregate a forty-nine (49%) percent Membership Interest in the Company, or if different, the actual proportion of each of the Company’s then Members’ actual Capital Contributions to the aggregate Capital Contributions made by all Members other than Hospital. No amendment shall be made pursuant to Section 11.1 above which would materially and adversely affect the federal income tax treatment to be afforded each Member, materially and adversely affect the Membership Interests and liabilities of each Member as provided herein, materially change the purposes of the Company, extend or otherwise modify the term of the Company, or materially change the method of allocations and distributions as provided in Article VI and Article VII.
SECTION 11.3 Amendments to Articles of Organization.
     Following any amendments to this Agreement, MedCath shall prepare, execute and file for recording such documents amending the Articles of Organization as and if required under the Act.
ARTICLE XII
MISCELLANEOUS
     SECTION 12.1 Limited Power of Attorney.
     Upon the execution hereof, each Member hereby irrevocably constitutes and appoints the Directors it has appointed as its true and lawful attorney in the Member’s name and on the Member’s behalf to take at any time all such action which such Directors are expressly authorized to perform, or which a Member is expressly required to perform, under this Agreement.
     SECTION 12.2 Waiver of Provisions.
     The waiver of compliance at any time with respect to any of the provisions, terms or conditions of this Agreement shall not be considered a waiver of such provision, term or condition itself or of any of the other provisions, terms or conditions hereof.
     SECTION 12.3 Interpretation and Construction.
     This Agreement constitutes the entire agreement among the Members with respect to the subject matter hereto. Any modification or amendment to this Agreement must be accomplished in accordance with the provisions of Article III and Article XI. Any amendment approved consistent with the terms of this Agreement shall be binding on all Members whether a Member voted to approve such amendment or not. Where the context so requires, the masculine shall include the feminine and the neuter, and the singular shall include the plural. The headings and captions in this Agreement are inserted for convenience and identification only and are in no way intended to define, limit or expand the scope and intent of this Agreement or any provision thereof. The references to Section and Article in this Agreement are to the Sections and Articles of this Agreement.
     SECTION 12.4 Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, exclusive of its conflict of law rules.
     SECTION 12.5 Partial Invalidity.
     In the event that any part or provision of this Agreement shall be determined to be invalid or unenforceable, the remaining parts and provisions of said Agreement which can be separated from the invalid or unenforceable provision and shall continue in full force and effect.
     SECTION 12.6 Binding on Successors.
     The terms, conditions and provisions of this Agreement shall inure to the benefit of, and be binding upon the Members and their respective heirs, successors, distributees, legal representatives, and assigns. However, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.
     SECTION 12.7 Notices and Delivery.
     (a) To Members. Any notice to be given hereunder at any time to any Member or any document reports or returns required by this Agreement to be delivered to any Member, may be delivered personally or mailed to such Member, postage prepaid, addressed to the Member at such times as the Member shall by notice to the Company have designated as the Member’s address for the mailing of all notices hereunder or, in the absence of such notice, to the address set forth in the Information Exhibit (Exhibit A) hereof. Any notice, or any document, report or return so delivered or mailed shall be deemed to have been given or delivered to such Member at the time it is mailed, as the case may be;
     (b) To the Company. Any notice to be given to the Company hereunder shall be delivered personally or mailed to the Company, by certified mail, postage prepaid, addressed to the Company at its registered office. Any notice so delivered or mailed shall be deemed to have been given to the Company at the time it is delivered or mailed, as the case may be.
     SECTION 12.8 Counterpart Execution; Facsimile Execution.
     This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. Such executions may be transmitted to the

Company and/or the other Members by facsimile and such facsimile execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original executions or facsimile executions or a combination, shall be construed together and constitute one and the same agreement.
     SECTION 12.9 Statutory Provisions.
     Any statutory reference in this Agreement shall include a reference to any successor to such statute and/or revision thereof.
     SECTION 12.10 Waiver of Partition.
     Each Member does hereby waive any right to partition or the right to take any other action which might otherwise be available to such party for the purpose of severing its relationship with the Company or such Member’s interest in the assets held by the Company from the interests of other Members until the end of the term of both this Company and any successor company formed pursuant to the terms hereof.
     SECTION 12.11 Change in Law.
     If due to any new law, rule or regulation, or due to an interpretation or enforcement of any existing law, rule or regulation, health care counsel reasonably selected by MedCath or Hospital and reasonably approved by the Board of Directors which approval shall not be unreasonably withheld, determines in writing that it is reasonably likely that the relationships established between any of the parties to this Agreement and the transactions contemplated hereunder including any Member or its Affiliates and/or successors or assigns will not comply with any law, rule, regulation or interpretation thereof (“Applicable Law”) or reasonably threatens the tax-exempt status of the Hospital or the tax-exempt nature of any income generated by the Company that is allocated to Hospital, then the Members shall be given notice thereof (a “Change of Law Event”). If the Required Members disagree with whether a Change of Law Event exists and that disagreement is not resolved among such parties within the following thirty (30) days, then that disagreement shall be resolved by arbitration under Section 12.14 hereof. If a Change of Law Event is determined to exist, then the Members hereby agree first, to negotiate in good faith to restructure the relationships established under this Agreement so as to bring them into compliance with such applicable laws while at the same time preserving the material benefits of each of the Members. In the event that a specific proposal for the restructuring of this Agreement is approved by the Board of Directors and the Required Members, such restructured agreement shall become binding upon all Members of the Company. The approval of any such proposal for the restructuring of this Agreement shall not be unreasonably withheld or delayed by any Member. Second, in the event that within ninety (90) days following the Company’s receipt of legal advice in writing from such health care counsel regarding Applicable Law the parties hereto are unable to negotiate an acceptable restructuring of their relationship, then, if MedCath’s ownership is not involved in such non-compliance, then MedCath, or at MedCath’s option, its Affiliate shall, within the following ninety (90) day period, purchase the Membership Interests of each Member (including the Hospital) whose ownership is involved with such noncompliance with Applicable Law for a purchase price equal to the greater of: (a) the Formula

Purchase Price or (b) the amount of the Capital Contributions made by such Member to the Company together with interest thereon computed at the Prime Rate as of the date of this Agreement from the date of such contribution through the date upon which the purchasing Members pays all amounts due under the terms of this Section 12.11. For these purposes, distributions to the Members by the Company after the Effective Date of this Agreement (and whether before or after health care counsel determined there was a problem under an Applicable Law or before or after the exercise of the purchase option) shall be treated as payments by MedCath or its Affiliate. Such purchase price shall be paid in accordance with the Payment Method, plus interest at the Prime Rate as of the date of that the first installment of principal is due. Accrued interest shall be paid as of the dates payments of principal are due as provided above.
     SECTION 12.12 Investment Representations of the Members.
     (a) Each Member or individual executing this Agreement on behalf of an Entity which is a Member hereby represents and warrants to the Company and to the Members that such Member has acquired such Member’s Membership Interest in the Company for investment solely for such Member’s own account with the intention of holding such Membership Interest for investment, without any intention of participating directly or indirectly in any distribution of any portion of such Membership Interest and without the financial participation of any other Person in acquiring such Membership Interest in the Company;
     (b) Each Member or individual executing this Agreement on behalf of an Entity which is a Member hereby acknowledges that such Member is aware that such Member’s Membership Interest in the Company has not been registered (i) under the Securities Act of 1933, as amended (the “Federal Act”), (ii) under applicable North Carolina securities laws, or (iii) under any other state securities laws. Each Member or individual executing this Agreement on behalf of an Entity which is a Member further understands and acknowledges that his representations and warranties contained in this Section are being relied upon by the Company and by the Members as the basis for the exemption of the Members’ Membership Interest in the Company from the registration requirements of the Federal Act and from the registration requirements of applicable North Carolina securities laws and all other state securities laws. Each Member or individual executing this Agreement on behalf of an Entity which is a Member further acknowledges that the Company will not and has no obligation to recognize any sale, transfer, or assignment of all or any part of such Member’s Membership Interest in the Company to any Person unless and until the provisions of this Agreement hereof have been fully satisfied;
     (c) Each Member or individual executing this Agreement on behalf of an Entity which is a Member hereby acknowledges that prior to his execution of this Agreement, such Member received a copy of this Agreement and that such Member has examined this Agreement or caused this Agreement to be examined by such Member’s representative or attorney. Each Member or individual executing this Agreement on behalf of an Entity which is a Member hereby further acknowledges that such Member or such Member’s representative or attorney is familiar with this Agreement and with the Company’s business plans. Each Member or individual executing this Agreement on behalf of an Entity which is a Member acknowledges that such Member or such Member’s representative or attorney has made such inquiries and requested, received, and reviewed any additional documents necessary for such Member to make an informed investment decision and that such Member does not desire any further information or data relating to the Company or to the Members. Each Member or individual executing this Agreement on behalf of an Entity which is a Member hereby acknowledges that such Member understands that the purchase of such Member’s Membership Interest in the Company is a speculative investment involving a high degree of risk and hereby represents that such Member has a net worth sufficient to bear the economic risk of such Member’s investment in the Company and to justify such Member’s investing in a highly speculative venture of this type.
     SECTION 12.13 Acknowledgments Regarding Legal Representation.
     Each of the Members hereunder acknowledge and agree that Moore & Van Allen, PLLC is counsel for MedCath, MedCath Incorporated and their Affiliates, and may, upon approval of the Board of Directors, also serve as counsel for the Company from time to time. Each of the Members hereby acknowledges and consents to such representation. Each Member other than MedCath further acknowledges and agrees that they shall have no attorney-client relationship with Moore & Van Allen, PLLC as a result of Moore & Van Allen, PLLC’s representation of the Company from time to time.
     SECTION 12.14 Dispute Resolution.
     Subject to the right of any party to seek an injunction or other equitable relief from a court with applicable authority, any controversy, dispute or disagreement arising out of or relating to this Agreement shall be resolved by binding arbitration, which shall be conducted in Wilmington, North Carolina in accordance with the American Health Lawyers Association Alternative Dispute Resolution Service Rules of Procedure for Arbitration. Each party shall select an arbitrator from a list provided by the American Health Lawyers Association Alternative Dispute Resolution Service (“Service”) within ten (10) days after the list is provided. After the two (2) arbitrators are selected, the arbitrators shall meet promptly to resolve the matter. If the arbitrators are unable to resolve the matter within sixty (60) days after the selection of the second arbitrator, then a third arbitrator shall be appointed by the two arbitrators, or if they cannot agree, the third arbitrator shall be selected by the arbitrators from a list provided by the Service. Promptly after the third arbitrator has been selected, the three arbitrators shall resolve the matter. No arbitrator shall be selected who previously represented any Member, Owner, or any Affiliate in any capacity. A decision by a majority of the arbitrators shall resolve the matter. Any decision rendered by a majority of the arbitrators shall be final and binding on the parties and shall be enforceable in any court having jurisdiction thereof. The arbitrators shall have the authority to require the losing Party to pay all costs associated with such arbitration, including expenses and fees of arbitrators. Costs shall include reasonable legal, consulting, and other fees incurred by a Party in the course of such arbitration.

     SECTION 12.15 Exhibits.
     The Exhibits to this Agreement, each of which is incorporated by reference, are:

EXHIBIT A:	Information Exhibit
EXHIBIT B:	Glossary of Terms
EXHIBIT C:	Charity Policy
EXHIBIT D:	Description of services included in management fee paid to MedCath
EXHIBIT E:	Mobile Catheterization Agreement
EXHIBIT F:	Amended and Restated Management and Services Agreement dated June, 2001
EXHIBIT G	Budget Exhibit
EXHIBIT H:	Regulatory Allocations
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the following execution pages, to be effective as of the date described in Article II.
[EXECUTIONS APPEAR ON THE FOLLOWING PAGES]

EXECUTION PAGE
TO THE
AMENDED AND RESTATED OPERATING AGREEMENT
OF
COASTAL CAROLINA HEART, LLC
A North Carolina Limited Liability Company

MEMBERS:

MedCath Partners, LLC

By:

Title:

New Hanover Regional Medical Center

By:

Title:

By:

Title:

INVESTOR MEMBERS:

William Smith, M.D.

James Forrester, M.D.

James Sheerin, M.D.

Paul Payne, M.D.

Lance Lewis, M.D.

Mark Murphy, M.D.

David Weaver, M.D.

Linda P. Calhoun, M.D.

James R. Harper, Jr., M.D.

Peter J. Wiegman, M.D.

Hemantkumar Patel, M.D.

James W. Snyder, M.D.

Praful Patel, M.D.

David T. Sawyer, M.D.

Robert G. Everhart, M.D.

Tim Winslow, M.D.

Damian A. Brezinski, M.D.

Christopher C. Barber, M.D.

Frank A. Hobart, M.D.

Michael J. Moeller, M.D.

William Crafford, M.D.

William P. Buchanan, Sr., M.D.

Martin James Conley, Jr., M.D.

William R. Holt, Jr., M.D.

Robert A. Ver Nooy, Jr., M.D.

Andrew H. Bishop, M.D.

EXHIBIT A
TO THE
AMENDED AND RESTATED OPERATING AGREEMENT
OF
COASTAL CAROLINA HEART, LLC
A North Carolina Limited Liability Company
INFORMATION EXHIBIT

		Maximum
		Mandatory
		Additional
	Effective Date	Capital	Percentage
Name and Address	Capital Accounts	Contributions	Membership Interest
MedCath Partners, LLC c/o MedCath Incorporated 10720 Sikes Place, Suite 300 Charlotte, NC 28277	$4,802,000	$96,600	9.2%

New Hanover Regional Medical Center 2131 South 17th Street Wilmington, NC 28401	$43,000,000	$861,000	82.0%

Investor Members:

William Smith, M.D. 5128 Somersett Lane Wilmington, NC 28409	$177,462	$3,554	.338%

James Forrester, M.D. 5137 Nicholas Creek Circle Wilmington, NC 28409	$177,462	$3,554	.338%

James Sheerin, M.D. 4450 Fireside Court Wilmington, NC 28412	$177,462	$3,554	.338%

Paul Payne, M.D. 1642 Verrazzano Drive Wilmington, NC 28405	$177,462	$3,554	.338%

		Maximum
		Mandatory
		Additional
	Effective Date	Capital	Percentage
Name and Address	Capital Accounts	Contributions	Membership Interest
Lance Lewis, M.D. 708 Forrest Hills Drive Wilmington, NC 28405	$177,462	$3,554	.338%

Mark Murphy, M.D. 5109 Nicholas Creek Circle Wilmington, NC 28409	$177,462	$3,554	.338%

David Weaver, M.D. 2134 Harbor Way Drive Wilmington, NC 28405	$177,462	$3,554	.338%

Linda P. Calhoun, M.D. 106 Chimney Lane Wilmington, NC 28409	$177,462	$3,554	.338%

James R. Harper, Jr., M.D. 813 Gull Point Road Wilmington, NC 28405-5264	$177,462	$3,554	.338%

Peter J. Wiegman, M.D. 2403 N. Lumina Avenue Wrightsville Beach, NC 28480	$177,462	$3,554	.338%

Hemantkumar Patel, M.D. 2314 Tattersalls Drive Wilmington, NC 28403	$177,462	$3,554	.338%

James W. Snyder, M.D. 925 Rabbit Run Road Wilmington, NC 28409	$177,462	$3,554	.338%

Praful Patel, M.D. 2113 Forest Lagoon Place Wilmington, NC 28405	$177,462	$3,554	.338%

David T. Sawyer, M.D. 3617 St. Francis Drive Wilmington, NC 28409	$177,462	$3,554	.338%

Robert G. Everhart, M.D. 2015 Pembroke Jones Drive Wilmington, NC 28405-4303	$177,462	$3,554	.338%

		Maximum
		Mandatory
		Additional
	Effective Date	Capital	Percentage
Name and Address	Capital Accounts	Contributions	Membership Interest
Tim Winslow, M.D. 6 West Atlanta Street Wrightsville Beach, NC 28480	$177,462	$3,554	.338%

Damian A. Brezinski, M.D. 1604 Physicians Drive Wilmington, NC 28401	$177,462	$3,554	.338%

Christopher C. Barber, M.D. 6431 Shinnwood Road Wilmington, NC 28409	$177,462	$3,554	.338%

Frank A. Hobart, M.D. 2805 Oleander Drive Wilmington, NC 28403	$177,462	$3,554	.338%

Michael J. Moeller, M.D. 715 Colonial Drive Wilmington, NC 28403	$177,462	$3,554	.338%

William Crafford, M.D. 1515 Doctors Circle Bldg C Wilmington, NC 28401	$177,462	$3,554	.338%

William P. Buchanan, Sr., M.D. P.O. Box 1107 Wrightsville Beach, NC 28480	$177,462	$3,554	.338%

Martin James Conley, Jr., M.D. 920 Rabbit Run Wilmington, NC 28409	$177,462	$3,554	.338%

William R. Holt, Jr., M.D. 1825 Starfix Terrace Wilmington, NC 28405	$177,462	$3,554	.338%

Robert A. Ver Nooy, Jr., M.D. 6608 Carmel Trail Wilmington, NC 28411-9796	$177,462	$3,554	.338%

Andrew H. Bishop, M.D. 7530 Masonboro Sound Road Wilmington, NC 28409	$177,462	$3,554	.338%

		Maximum
		Mandatory
		Additional
	Effective Date	Capital	Percentage
Name and Address	Capital Accounts	Contributions	Membership Interest
Total: Investor Members	$4,614,000	$92,400	8.8%

Total:	$52,416,000	$1,050,000	100%

EXHIBIT B
TO THE
AMENDED AND RESTATED OPERATING AGREEMENT
OF
COASTAL CAROLINA HEART, LLC
A North Carolina Limited Liability Company
GLOSSARY OF TERMS
     As used in this Agreement, the following terms shall have the following definitions (unless otherwise expressly provided herein).
     “Act” means the North Carolina Limited Liability Company Act, as in effect in North Carolina and set forth at N.C. Gen. Stat. §§ 57C-1-01 through 57C-10-07 (or any corresponding provisions of succeeding law).
     “Adjusted Capital Account” means, with respect to any Member, such Person’s Capital Account (as defined below) as of the end of the relevant Fiscal Year increased by any amounts which such Person is obligated to restore, or is deemed to be obligated to restore pursuant to the next to last sentences of Regulations Section 1.704-2(g)(1) (share of minimum gain) and Regulations Section 1.704-2(i)(5) (share of member nonrecourse debt minimum gain) and decreased by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
     “Affiliate” means with respect to a Person, (i) any relative of such Person; (ii) any officer, director, trustee, partner, manager, employee or holder of ten percent (10%) or more of any class of the outstanding voting securities or of an equity interest of such Person; or (iii) Entity or holder of ten percent (10%) or more of the outstanding voting securities or of an equity interest of any Entity, controlling, controlled by, or under common control with such Person. Affiliates shall also include each individual holding or owning an ownership interest in the Investor Members or Investor Entities.
     “Agreed Value” means with respect to any noncash asset of the Company an amount determined and adjusted in accordance with the following provisions:
     (a) The initial Agreed Value of any noncash asset contributed to the capital of the Company by any Member shall be its gross fair market value, as agreed to by the contributing Member and the Company.
     (b) The initial Agreed Value of any noncash asset acquired by the Company other than by contribution by a Member shall be its adjusted basis for federal income tax purposes.
     (c) The initial Agreed Values of all the Company’s noncash assets, regardless of how those assets were acquired, shall be reduced by depreciation or amortization, as the case may be, determined in accordance with the rules set forth in Regulations Section 1.704-1(b)(2)(iv)(f) and (g).
     (d) The Agreed Values, as reduced by depreciation or amortization, of all noncash assets of the Company, regardless of how those assets were acquired, shall be adjusted from time to time to equal their gross fair market values (taking Code Section 7701(g) into account), as agreed to by the Members in writing, as of the following times:
     (i) the acquisition of a Membership Interest or an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;
     (ii) the distribution by the Company of more than a de minimis amount of money or other property as consideration for all or part of a Membership Interest in the Company;
     (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); or
     (iv) in connection with the grant of Membership Interests in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company.
     If, upon the occurrence of one of the events described in (i), (ii) or (iii) above the Members do not agree in writing on the gross fair market values of the Company’s assets, it shall be deemed that the fair market values of all the Company’s assets equal their respective Agreed Values immediately prior to the occurrence of the event and thus no adjustment to those values shall be made as a result of such event.
     “Agreement” means this Operating Agreement, as amended from time to time.
     “Applicable Law” has the meaning set forth at Section 12.11 of the Agreement.
     “Articles of Organization” means the Articles of Organization of the Company, as filed with the Secretary of State of North Carolina as the same may be amended from time to time.
     “Board of Directors,” “Director” or “Directors” means those persons appointed by the Members, pursuant to Section 3.9 of the Operating Agreement, and given the power and authority under Article V of the Operating Agreement to manage the Company. The terms “Director” or “Directors” is used for convenience, but is intended to have the same meaning as the terms “Manager” or “Managers” in the Act.
     “Bylaws, Rules and Regulations of the Medical Staff” means those bylaws, rules and regulations adopted for each Hospital’s Medical Staff.

     “Capital Account” means with respect to each Member or assignee an account maintained and adjusted in accordance with the following provisions:
     (a) Each Person’s Capital Account shall be increased by Person’s Capital Contributions, such Person’s distributive share of Profits, any items in the nature of income or gain that are allocated pursuant to the Regulatory Allocations and the amount of any Company liabilities that are assumed by such Person or that are secured by Company property distributed to such Person.
     (b) Each Person’s Capital Account shall be decreased by the amount of cash and the Agreed Value of any Company property distributed to such Person pursuant to any provision of this Agreement, such Person’s distributive share of Losses, any items in the nature of loss or deduction that are allocated pursuant to the Regulatory Allocations, and the amount of any liabilities of such Person that are assumed by the Company or that are secured by any property contributed by such Person to the Company.
     In the event any Membership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.
     In the event the Agreed Values of the Company assets are adjusted pursuant to the definition of Agreed Value contained in this Agreement, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate adjustments as if the Company recognized gain or loss equal to the amount of such aggregate adjustment.
     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulations. In the event the Board of Directors shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed to comply with such Regulation, the Board of Directors may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Articles VI or VII hereof upon the dissolution of the Company. In the event the Board of Directors shall determine such adjustments are necessary or appropriate to comply with Regulations Section 1.704-1(b)(2)(iv), the Board of Directors shall adjust the amounts debited or credited to Capital Accounts with respect to (i) any property contributed by the Members or distributed to the Members and (ii) any liabilities secured by such contributed or distributed property or assumed by the Members. The Board of Directors shall also make any other appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b). In the event any Membership Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.
     “Capital Contribution” means with respect to any Member, the amount of money and the initial Agreed Value of any property (other than money) contributed to the Company with respect to the Membership Interest of such Member.

     “Cash Distributions” means net cash distributed to Members resulting from Cash Flow from Operations or Cash from Sales or Refinancing, but shall not include cash payments made to MedCath Partners, LLC as its management fee for services rendered pursuant to Article V hereof or any amount in repayment of loans made by the Members to the Company.
     “Cash Flow from Operations” means net cash funds provided from operations, exclusive of Cash from Sales or Refinancing, of the Company or investment of any Company funds, without deduction for depreciation, but after deducting cash funds used to pay or establish a reserve for expenses, debt payments, capital improvements, and replacements and for such other items as the Board of Directors reasonably determines to be necessary or appropriate and subject to Loan Conditions.
     “Cash from Sales or Refinancing” means the net cash proceeds received by the Company from or as a result of any Sale or Refinancing of property after deducting (i) all expenses incurred in connection therewith, (ii) any amounts applied by the Board of Directors in their sole and absolute discretion toward the payment of any indebtedness and other obligations of the Company then due and payable, including payments of principal and interest on mortgages, (iii) the payment of any other expenses or amounts owed by the Company to other parties to the extent then due and payable, and (iv) the establishment of any reserves deemed necessary by the Board of Directors in their sole and absolute discretion. If the proceeds of any sale or refinancing are paid in more than one installment, each such installment shall be treated as a separate Sale or Refinancing for the purposes of this definition.
     “Cath Labs” has the meaning set forth at Recital A of the Agreement.
     “Change of Law Event” has the meaning set forth at Section 12.11 of the Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference herein to a specific section(s) of the Code shall be deemed to include a reference to any corresponding provision of future law.
     “Commitment” has the meaning set forth at Section 3.6 of the Agreement.
     “Company” means and shall refer to Coastal Carolina Heart, LLC, which was created upon the filing of the Articles of Organization with the Office of the Secretary of State of North Carolina and to be continued under this Agreement, as amended from time to time.
     “Competing Business” has the meaning set forth at Section 5.10(b) of the Agreement.
     “Conflicted Director” has the meaning set forth at Section 3.6 of the Agreement.
     “Default Rate” means a per annum rate of return on a specified principal sum, compounded monthly, equal to the greater of (a) the Prime Rate plus 500 basis points, or (b) 18%, but in no event greater than the highest rate allowed by law.

     “Delinquent Member” has the meaning set forth at Section 3.6 of the Agreement.
     “Economic Interest” means and shall refer to that portion of the Membership Interest of a Member in the economic rights and benefits of the Company, including but not limited to all Profits, Losses and Cash Distributions. Such an Economic Interest will be measured by an amount equal to the Member’s percentage Membership Interest in the Company as the same may be adjusted from time to time.
     “Economic Interest Owner” means a Person who has validly acquired a Member’s Economic Interest as permitted under this Agreement but who has not become a Member. Such Person shall be entitled to the allocations of Profits and Losses and Cash Distributions under Articles VI and VII to which the previous owner of the Economic Interest would have been entitled had such previous owner retained the Economic Interest. Unless and until such Economic Interest Owner is admitted as a Substitute Member, it shall be a mere assignee of a Member.
     “Effective Date” has the meaning set forth at Section 2.1 of the Agreement.
     “Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.
     “Equipment” means the appropriate equipment required from time to time in connection with the development and operation of the Cath Labs.
     “Federal Act” has the meaning set forth at Section 12.12(b) of the Agreement.
     “Financing Members” has the meaning set forth at Section 5.6(c) of the Agreement.
     “Fiscal Year” means, with respect to the first year of the Company, the period beginning upon the formation of the Company and ending on the next September 30, with respect to subsequent years of the Company, the twelve month period beginning October 1 and ending September 30, and, with respect to the last year of the Company, the portion of the period beginning October 1 and ending with the date of the final liquidating distributions.
     “Formula Purchase Price” has the meaning set forth at Section 8.1(c) of the Agreement.
     “Guarantee and Financing Fee” has the meaning set forth at Section 5.6(c) of the Agreement.
     “Hospital” means the general acute care hospital located at 2131 S. 17th Street in Wilmington, North Carolina known as New Hanover Regional Medical Center.
     “Initial Members” shall mean MedCath Partners, LLC, Hospital and those Investor Members who make initial Capital Contributions to the Company under Section 3.1.

     “Investor Documents” has the meaning set forth at Section 3.7 of the Agreement.
     “Investor Entity” means an Entity that has a direct or indirect ownership interest in an Investor Member.
     “Investor Members” shall mean the parties admitted as investors in the Company in accordance with the terms of this Agreement other than MedCath Partners, LLC and Hospital.
     “Lender” has the meaning set forth at Section 8.1(d) of the Agreement.
     “Loan Conditions” has the meaning set forth at Section 6.1 of the Agreement.
     “Management and Service Agreement” means the agreement by and between the Hospital and the Company pursuant to which Company will manage the Cath Labs.
     “Material Agreement” means any binding agreement which may not be canceled upon less than ninety (90) days notice and which calls for the expenditure of funds, or involves an obligation for financing, in excess of $100,000.00 including amendments and renewals to same, exclusive of agreements or other obligations (including those with MedCath) that are included in any budget, development plan, financing or construction contract approved by the Board of Directors as adjusted in Section 5.6(d) and Section 5.15(b). “Material Agreement” shall also include any agreement between Company and MedCath; provided, however that those agreements attached to this Agreement as exhibits are deemed approved by the Board of Directors.
     “Material Decision” means any decisions regarding approvals of the annual operating and capital budgets for the Company; the selection of the Cath Labs and the Facility’s senior administrator; strategic planning for the Company; the execution of managed care contracts for the Facility; the expansion of the Company’s services provided at the Facility; the expansion of the Company’s services within the Territory; and the approval on behalf of Company of quality and other benchmarks for the Cath Labs, the schedule for implementation of such benchmarks in the Cath Labs and the consequences, if any, under the Management Services Agreement for failure to implement such benchmarks.
     “MedCath” shall mean MedCath Partners, LLC, who shall serve as manager of the Company.
     “Member” means and shall refer to the organizers of the Company (unless or until any such organizer has withdrawn) and each of the Persons identified as “Members” in the then applying Information Exhibit attached hereto and incorporated herein by this reference or admitted as a Member in accordance with the terms of this Agreement.
     “Membership Interest” means all of a Member’s rights in the Company, including without limitation the Member’s share of Profits, Losses, Cash Distributions and other benefits of the Company, any right to vote, any right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Operating Agreement or the Act. The percentage Membership Interest of each Member, their Capital Contributions and other related information shall be listed on the Information Exhibit. The percentage Membership Interests generally shall be based upon the pro rata Capital Contribution of each Member.
     “NonFinancing Members” has the meaning set forth at Section 5.6(c) of the Agreement.
     “Owner” means an individual who, through an Investor Entity or otherwise, has a direct or indirect ownership interest in an Investor Member.
     “Payment Method” has the meaning set forth at Section 8.1(c) of the Agreement.
     “Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such individual or Entity where the context so permits.
     “Practice” means the Entity or sole proprietorship through which an Owner primarily conducts his medical office practice.
     “Prime Rate” means the rate of interest as of the relevant day or time period as announced by the Bank of America, N.A. or its successor in interest from time to time as its prime or reference rate.
     “Profits and Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:
     (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;
     (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;
     (c) Gain or loss resulting from dispositions of Company assets shall be computed by reference to the Agreed Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Agreed Value.
     “Refinancing” means any borrowing incurred or made to recapitalize the Company or the equity investment in, or to refinance any loan used to finance the acquisition of property.

     “Regulations” means rules, orders, and regulations issued pursuant to or under the authority of the Code and shall include revisions to and succeeding provisions as appropriate.
     “Regulatory Allocations” means those allocations of items of Company income, gain, loss or deduction set forth on the Regulatory Allocations Exhibit and designed to enable the Company to comply with the alternate test for economic effect prescribed in Regulations Section 1.704-1(b)(2)(ii)(d), and the safe-harbor rules for allocations attributable to nonrecourse liabilities prescribed in Regulations Section 1.704-2.
     “Required Members” shall mean MedCath Partners, LLC, Hospital and a majority of the percentage Membership Interests held by the Investor Members.
     “Right of First Refusal” has the meaning set forth at Section 8.1(b) of the Agreement.
     “Sale” means the sale, exchange, involuntary conversion (other than a casualty followed by reconstruction), condemnation, or other disposition of property by the Company, except for dispositions of inventory items and personal property in the ordinary course of business and in connection with the replacement of such property.
     “Substitute Member” means an assignee of a Member who has been admitted to the Company and granted all the rights of a Member in place of its assignor pursuant to the provisions of this Agreement. A Substitute Member, upon its admission as such, shall replace and succeed to the rights, privileges, and liabilities of the Member from whom it acquired its interest in the Company.
     “Territory” has the meaning set forth at Section 5.10(b) of the Agreement.

EXHIBIT C
TO THE
AMENDED AND RESTATED OPERATING AGREEMENT
OF
COASTAL CAROLINA HEART, LLC
A North Carolina Limited Liability Company
CHARITY POLICY
I. CHARITY CARE POLICY:
As part of our charitable mission, Coastal Carolina Heart, LLC (“Company”) is committed to providing benefits to the Community. This policy addresses financial assistance for the uninsured and the underinsured.
Company will provide medically necessary services at no charge to patients who meet the specific criteria defined herein. These criteria are objectively determined and shall be consistently applied. Company uses the Federal Poverty Guidelines to qualify patients for the Financial Assistance Program.
Other payment resources (i.e., Medicaid, Crime Victims Assistance, Vocational Rehabilitation, etc) must be reviewed and evaluated before an account is considered for financial assistance to ensure that Company’s assets are prudently managed in providing financial assistance. However, a financial assistance application will be provided to all patients who demonstrate the potential of non-payment due to financial need and as requested.
An applicant who is approved for financial assistance will be eligible for services for a period of one year unless other resources are located to satisfy the account or their financial situation improves. A new application would then be requested. Accounts deemed bad debt, with the exception of those deemed within the current fiscal year, are not covered by charity care application/approval and will not be considered charity care.
Partial balances that cannot be settled due to financial hardship can be adjusted to financial assistance if an application is completed and approved. It is important to distinguish between individuals who can afford to pay and choose not to (Bad Debt), and those who cannot afford to pay (Financial Assistance).
Company periodically reviews its financial assistance policy to ensure that our mission is fulfilled to provide medically necessary health care to eligible uninsured or underinsured patients in need of such services. Company reserves the right to revise, modify or change this policy as necessary or appropriate.
II. PROCEDURE:
1.	If it becomes apparent that a patient account cannot be settled through other means, then the patient will be given a Financial Assistance application and as requested. Accompanying this application will be full, explicit instructions for its completion, along with a request for the documents necessary to support potential patient assets and liabilities. These documents include:
A. Copy of a pay stub
B. Copy of most recent tax return
C. Copy of disability award
D. Unemployment payments
E. Statement of wages from employer
F. Current bank statements
2.	After the application has been received it will be documented as such on the patient account. The application is then reviewed for completeness. Completeness is defined as all pertinent information provided on the face of the application and signed by the patient, guardian and or spouse. Incomplete applications are documented in the patient account and are temporarily denied, until completed. Normal billing procedures will continue. If a complete, conforming application is approved, this will be noted on the patient account and the balance will be adjusted using the appropriate adjustment code. Accounts deemed bad debt, with the exception of those deemed within the current fiscal year, are not covered by charity care application/approval and will not be considered charity care.
3.	When reviewing the application, the facility representative will use the income guidelines provided along with all other available information. Credit report will be acquired and used to validate the application. The decision to grant or reject an application must be made on an objective basis with documentation to support each decision. There will be no bias in this decision based on any demographic information, such as race, gender, immigration status, etc.
4.	Company uses the Federal poverty guidelines to determine eligibility for financial assistance. The Federal poverty guidelines are published and updated annually in February by the U.S. Department of Health and Human Services. The Department of Health and Human Services updates on its web site (http://aspe.os.dhhs.gov/poverty/Xxcomputations.htm — Xx meaning the specific year; i.e., 04 for 2004). A patient’s income and family size must be at or below 200% of the Federal poverty guidelines to receive 100% financial assistance.
5.	There may be individuals that apply for Financial Assistance prior to receiving medical services at Company. In these cases, a facility representative will review the application as if the patient had an active Medical Record, and will approve or deny based on the guidelines stated above. These applicants will receive a Financial Assistance Card with their date of birth and name to serve as an identifier.
6.	Patients may exceed the poverty guidelines but may still be eligible for financial assistance when additional criteria such as catastrophic medical costs are considered. If the total patient account balance is greater than the amount exceeding the Federal poverty guidelines then the patient will qualify. Other obligations will be evaluated to determine if they are for basic needs or luxury items. This qualification may be a one time economic hardship or for ongoing financial assistance depending upon the medical situation/debt.

7.	If a patient is underinsured, they may also qualify for either economic hardship or for ongoing financial assistance. These instances will be reviewed on a case-by-case basis for eligibility under the guidelines stated in this policy.
8.	The Manager or designee will make a determination on each application within ten working days of the receipt of a completed application. If Manager has questions, he may call the Hospital’s Controller. Approval is made upon review of the following:
A. A completed financial assistance application
B. A copy of the patient’s credit report
C. Review of all income* sources
D. Homeless individuals may provide a statement from a shelter or other resource
9.	Patients will be notified of the decision regarding their application in writing within twenty days.
10.	Performance Expectations: The thorough exploration of possible sources of payment and proper and timely completion of applications are expected of all team members. Failure to meet these expectations may negatively affect a team member’s performance review.
11.	Conflict of Interest: A team member will not make financial assistance decisions on patient accounts of relatives or friends. Any such account must be transferred to an unrelated team member or a member of management.

*	INCOME: Refers to total cash receipts before taxes from all sources. This includes but are not limited to: wages and salaries before any deductions, receipts from self-employment or from own farm or business; regular payments from public assistance, social security, unemployment and workmen’s compensation, strike benefits from union funds, veteran’s allotments or other regular support from an absent family member or someone not living in the household; government employee pensions, private pensions and regular insurance or annuity payments, and; income from dividends, interest, rents, royalties, or income from estates and trusts, food stamps, savings, bank account, any assets drawn down as withdrawals from a bank, sale of property, house or car, tax refunds, gifts, one-time insurance payments or compensation for injury. Total income from all household members** must be used, unless applicant is considered an unrelated individual, i.e., border, lodger, ward, or an employee of household.

**	Household members are any persons living in the same house (unit) for the purpose of shelter, whether or not they are related by marriage, blood, or adoption.

FINANCIAL ASSISTANCE SCALE
Updated FPG 01/24/06
Updated FPG 2/18/05
Revised as of 10/1/05

		Corporation
	Federal	Charity
	Poverty	Guidelines
Family Size	Guidelines	(200% of FPG)
1	$9,800	$19,600
2	$13,200	$26,400
3	$16,600	$33,200
4	$20,000	$40,000
5	$23,400	$46,800
6	$26,800	$53,600
7	$30,200	$60,400
8	$33,600	$67,200
For each additional person, add	3,400	$6,800
SOURCE: Federal Register, Vol. 71, No. 15, January 24, 2006, pp. 3848-3849

EXHIBIT D
TO THE
AMENDED AND RESTATED OPERATING AGREEMENT
OF
COASTAL CAROLINA HEART, LLC
A North Carolina Limited Liability Company
DESCRIPTION OF MEDCATH SERVICES INCLUDED IN FEE PAID PURSUANT TO
SECTION 5.6 (a)
     The day-to-day management and operation of the Company’s business and affairs shall be the responsibility of MedCath, and in that regard shall include the following services:
❑	Services of MedCath Partners, LLC Executive Management Team located in Charlotte, North Carolina

❑	Facilitate strategic planning for Company

❑	Perform Clinical Management Services for Company, including:
Assist the Company to implement a Preventive Maintenance Program concerning equipment owned by the Company or Hospital equipment for which Company is responsible for maintenance

Coordinate with Investor Members the development of Policies and Procedures for Cath Labs, including without limitation, incorporating Hospital Standards and Continual Updating as requested from time to time

Provide support for Company and Hospital Clinical and Administrative Staff providing services in the Cath Labs

Coordinate with Investor Members, Hospital and the Company for the Performance Improvement Program Design for the Cath labs

Provide access to MedCath Incorporated’s Supply Procurement, Coordination & Negotiation and Inventory Management

Assist Company in Design of Scheduling, Forms and Emergency Protocols for the Cath Labs

Support the Company in providing services to the Cath Labs for JCAHO Survey Preparation/Readiness and CLIA Compliance

Order inventory for Cath Labs and Facility and coordinate receipt of supplies

Coordinate Physicist Inspection of Cath Labs
Coordinate with Hospital on behalf of Company concerning Physician and Patient Satisfaction Surveys Collection and Compilation in the Cath Labs

Collection, Analysis and Reporting of Clinical and Financial Outcome Data for the Company

Assist the Company in the development of Educational Materials for Patients, Managed Care and Other Payor Organizations concerning the Cath Labs

Prepare annual Report Card for the Program, including outcomes

Provide proprietary materials of MedCath related to community outreach initiatives for use by Company in providing services to the Hospital.
❑	Perform Clinical Risk Management Services for Company, including:
Evaluate Statistical Trends in the Cath Labs from variance Reporting and Claims and Development of Action Plan

Coordinate with Hospital defense of Reported Cases with the Insurance Carrier and Defense Attorneys
❑	Perform Human Resource Management Services for Company Employees, including:
Recruit, Screen and Hire Company Personnel consistent with MedCath Incorporated’s policies and procedures

Health & Retirement Benefits Management

Health & 401(k) Open Enrollment & Ongoing Plan Management

Reporting and Compliance

Individual Summary Annual Reports

Employee Support: Claims Investigation, Employee Records

Workers’ Compensation reporting and claims administration

Management of leaves of absence

Policy & Procedure Management for Human Resources function (Compliance with JCAHO)

Human Resources Support of On-Site Manager
Discipline Company employees and administer Employee Satisfaction Surveys

Interpret MedCath Incorporated HR Policies & Procedures as applicable to Company employees
❑	Perform Information Technology Services for Company, including:
Manage Telecommunications and Computer (Hardware, Software, and Internet) Issues for Company systems, if any

Support Company Employees in use of MedCath Incorporated information systems (E-mail, Software Training, Maintenance Repairs, and Upgrades)
❑	Provide Financial Reporting Function, including:
Capital and Operating Budget Preparation for the Company

Coordination of Audit Process as to Company’s financial statements

Guidance/Coordination of Accounting Policies for Company

Financial Reporting for Company to its Members

Monthly Income Statements and Balance Sheets for Company
❑	Perform Accounts Payable Function for Company, including:
Compare/Validate Purchase Orders, Receivers, Invoices

Process all invoices and Checks

Reconcile all Operating Bank Account

Maintain Vendor Records and Transaction Files

Annual 1099 Preparation & Filing with IRS
❑	Perform Accounts Receivable Function for Company, including:
Billing & Collections for amounts due Company by Hospital and Facility

Cooperate with Hospital to agree upon a mutually acceptable efficient and effective system for the Company to submit invoices for services rendered to Hospital

❑	Perform Payroll Services for Company, including:
Process Bi-Monthly Payroll

Coordinate and Monitors Payroll Tax Requirements

W-2 Processing for Company employees

Quarterly and Annual Reporting Requirements w/State, Local, and Federal Agencies
❑	Perform Tax Services for Company, including:
Coordinate Preparation & Filing of State and Federal Tax Returns and K-1s for Company and its members

Calculate and File Quarterly Estimated Income Taxes for the Company

Coordinate Sales and Use Tax Returns for the Company
❑	Manage Corporate Compliance Program for Company, including:
Manage Program and Educate Employees

Investigate and Report Compliance Issues as Appropriate and in conjunction with the Hospital when involving Hospital matters

EXHIBIT E
TO THE
AMENDED AND RESTATED OPERATING AGREEMENT
OF
COASTAL CAROLINA HEART, LLC
A North Carolina Limited Liability Company
MOBILE CATHETERIZATION AGREEMENT

EXHIBIT F
TO THE
AMENDED AND RESTATED OPERATING AGREEMENT
OF
COASTAL CAROLINA HEART, LLC
A North Carolina Limited Liability Company
MANAGEMENT AND SERVICES AGREEMENT

EXHIBIT G
TO THE
AMENDED AND RESTATED OPERATING AGREEMENT
OF
COASTAL CAROLINA HEART, LLC
A North Carolina Limited Liability Company
BUDGET EXHIBIT

NewCo — New Hanover
Year One Operating Budget

	Month One	Month Two	Month Three	Quarter One	Quarter Two	Quarter Three	Quarter Four	Year One
Patient revenue	$2,494,598	$2,494,598	$2,494,598	$7,483,794.25	$7,483,794.25	$7,483,794.25	$7,483,794.25	$29,935,177
Other operating revenue	4,841	4,841	4,841	14,523	14,523	14,523	14,523	58,093

Net revenue	$2,499,439	$2,499,439	$2,499,439	$7,498,318	$7,498,318	$7,498,318	$7,498,318	$29,993,270

Personnel expense	252,842	252,842	252,842	758,525	758,525	758,525	758,525	3,034,099
Medical supplies expense	953,415	953,415	953,415	2,860,246	2,860,246	2,860,246	2,860,246	11,440,982
Bad debt expense	14,076	14,076	14,076	42,228	42,228	42,228	42,228	168,912
Rent	9,446	9,446	9,446	28,338	28,338	28,338	28,338	113,352
Equipment Lease	64,363	64,363	64,363	193,090	193,090	193,090	193,090	772,362
Equipment Lease — Existing	25,000	25,000	25,000	75,000	75,000	75,000	75,000	300,000
Medical Director Fee	5,271	5,271	5,271	15,814	15,814	15,814	15,814	63,254
Maintenance & Repair	26,082	26,082	26,082	78,247	78,247	78,247	78,247	312,990
Insurance	15,268	15,268	15,268	45,804	45,804	45,804	45,804	183,217
Other operating expenses	46,419	46,419	46,419	139,257	139,257	139,257	139,257	557,029
Management Fees	119,570	119,570	119,570	358,711	358,711	358,711	358,711	1,434,844

EBITDAP	$967,686	$967,686	$967,686	$2,903,058	$2,903,058	$2,903,058	$2,903,058	$11,612,231

Pre-Opening Costs	100,000							100,000

EBITDA	$867,686	$967,686	$967,686	$2,903,058	$2,903,058	$2,903,058	$2,903,058	$11,512,231

Income (Loss) from operations	$867,686	$967,686	$967,686	$2,903,058	$2,903,058	$2,903,058	$2,903,058	$11,512,231

Net income (loss)	$867,686	$967,686	$967,686	$2,903,058	$2,903,058	$2,903,058	$2,903,058	$11,512,231

EXHIBIT H
TO THE
AMENDED AND RESTATED OPERATING AGREEMENT
OF
COASTAL CAROLINA HEART, LLC
A North Carolina Limited Liability Company
REGULATORY ALLOCATIONS
     This Exhibit contains special rules for the allocation of items of Company income, gain, loss and deduction that override the basic allocations of Profits and Losses in the Agreement to the extent necessary to cause the overall allocations of items of Company income, gain, loss and deduction to have substantial economic effect pursuant to Regulations Section 1.704-1(b) and shall be interpreted in light of that purpose. Subsection (a) below contains special technical definitions. Subsections (b) through (h) contain the Regulatory Allocations themselves. Subsections (i), (j) and (k) are special rules applicable in applying the Regulatory Allocations.
     (a) Definitions Applicable to Regulatory Allocations. For purposes of the Agreement, the following terms shall have the meanings indicated:
     (i) “Company Minimum Gain” means the same as the meaning of “partnership minimum gain” set forth in Regulations Section 1.704-2(d), and is generally the aggregate gain the Company would realize if it disposed of its property subject to Nonrecourse Liabilities in full satisfaction of each such liability, with such other modifications as provided in Regulations Section 1.704-2(d). In the case of Nonrecourse Liabilities for which the creditor’s recourse is not limited to particular assets of the Company, until such time as there is regulatory guidance on the determination of minimum gain with respect to such liabilities, all such liabilities of the Company shall be treated as a single liability and allocated to the Company’s assets using any reasonable basis selected by MedCath Partners, LLC.
     (ii) “Member Nonrecourse Deductions” means losses, deductions or Code Section 705(a)(2)(B) expenditures attributable to Member Nonrecourse Debt under the general principles applicable to “partner nonrecourse deductions” set forth in Regulations Section 1.704-2(i)(2).
     (iii) “Member Nonrecourse Debt” means any Company liability with respect to which one or more but not all of the Members or related Persons to one or more but not all of the Members bears the economic risk of loss within the meaning of Regulations Section 1.752-2 as a guarantor, lender or otherwise.
     (iv) “Member Nonrecourse Debt Minimum Gain” means the minimum gain attributable to Member Nonrecourse Debt as determined pursuant to

Regulations Section 1.704-2(i)(3). In the case of Member Nonrecourse Debt for which the creditor’s recourse against the Company is not limited to particular assets of the Company, until such time as there is regulatory guidance on the determination of minimum gain with respect to such liabilities, all such liabilities of the Company shall be treated as a single liability and allocated to the Company’s assets using any reasonable basis selected by MedCath Partners, LLC.
     (v) “Nonrecourse Deductions” means losses, deductions, or Code Section 705(a)(2)(B) expenditures attributable to Nonrecourse Liabilities (see Regulations Section 1.704-2(b)(1)). The amount of Nonrecourse Deductions for a Fiscal Year shall be determined pursuant to Regulations Section 1.704-2(c), and shall generally equal the net increase, if any, in the amount of Company Minimum Gain for that taxable year, determined generally according to the provisions of Regulations Section 1.704-2(d), reduced (but not below zero) by the aggregate distributions during the year of proceeds of Nonrecourse Liabilities that are allocable to an increase in Company Minimum Gain, with such other modifications as provided in Regulations Section 1.704-2(c).
     (vi) “Nonrecourse Liability” means any Company liability (or portion thereof) for which no Member bears the economic risk of loss under Regulations Section 1.752-2.
     (vii) “Regulatory Allocations” means allocations of Nonrecourse Deductions provided in Paragraph (b) below, allocations of Member Nonrecourse Deductions provided in Paragraph (c) below, the minimum gain chargeback provided in Paragraph (d) below, the member nonrecourse debt minimum gain chargeback provided in Paragraph (e) below, the qualified income offset provided in Paragraph (f) below, the gross income allocation provided in Paragraph (g) below, and the Code Section 754 adjustment provided in Paragraph (h) below.
     (b) Nonrecourse Deductions. All Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in accordance with their percentage Membership Interests.
     (c) Member Nonrecourse Deductions. All Member Nonrecourse Deductions for any Fiscal Year shall be allocated to the Member who bears the economic risk of loss under Regulations Section 1.752-2 with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.
     (d) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain for a Fiscal Year, each Member shall be allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of such net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2) and the definition of Company Minimum Gain set forth above. This provision is intended to comply with the minimum

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gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
     (e) Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt for any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt as of the beginning of the Fiscal Year, determined in accordance with Regulations Section 1.704-2(i)(5), shall be allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Sections 1.704-2(i)(4) and (5) and the definition of Member Nonrecourse Debt Minimum Gain set forth above. This Paragraph is intended to comply with the member nonrecourse debt minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
     (f) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, any deficit in such Member’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible.
     (g) Gross Income Allocation. In the event any Member has a deficit in its Adjusted Capital Account at the end of any Fiscal Year, each such Member shall be allocated items of Company gross income and gain, in the amount of such Adjusted Capital Account deficit, as quickly as possible.
     (h) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.
     (i) Curative Allocations. The Regulatory Allocations are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Profits and Losses pursuant to this Paragraph (i). Therefore, notwithstanding any other provision of this Exhibit F (other than the Regulatory Allocations), the Members shall make such

H-3

offsetting special allocations of Profits and Losses in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Profits and Losses were allocated pursuant to Article VI. In exercising such discretion under this Paragraph (i), the Members shall take into account future Regulatory Allocations under this Exhibit F that, although not yet made, are likely to offset other Regulatory Allocations previously made.
     (j) Ordering. The allocations in this Exhibit to the extent they apply shall be made before the allocations of Profits and Losses under Article VI and in the order in which they appear above.
     (k) Waiver of Minimum Gain Chargeback Provisions. If the Tax Matters Partner determines that (i) either of the two minimum gain chargeback provisions contained in this Exhibit would cause a distortion in the economic arrangement among the Members, (ii) it is not expected that the Company will have sufficient other items of income and gain to correct that distortion, and (iii) the Members have made Capital Contributions or received net income allocations that have restored any previous Nonrecourse Deductions or Member Nonrecourse Deductions, then the Tax Matters Partner shall have the authority, but not the obligation, after giving notice to the Members, to request on behalf of the Company the Internal Revenue Service to waive the minimum gain chargeback or member nonrecourse debt minimum gain chargeback requirements pursuant to Regulations Sections 1.704-2(f)(4) and 1.704-2(i)(4). The Company shall pay the expenses (including attorneys’ fees) incurred to apply for the waiver. The Tax Matters Partner shall promptly copy all Members on all correspondence to and from the Internal Revenue Service concerning the requested waiver.
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